UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM    10/ A

GENERAL FORM FOR REGISTRATION OF SECURITIES
 (SMALL BUSINESS ISSUERS)

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

DYNARESOURCE, INC.
(Name of the Small Business Issuer in its charter)

Delaware	94-1589426
(State of Incorporation)	(Employer Identification No.)

222 W. Las Colinas Blvd., Suite 744 East Tower; Irving, Texas	75039
(Address of principal offices)	(Zip Code)

Registrant’s telephone number:   Phone:  (972) 868-9066;  Fax:  (972) 868-9067

Securities to be registered pursuant to Section 12(b) of the Act:
None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock;  $ .01 Par Value
(Title of Class)

Indicate by a check mark whether the Registrant is a large filer, an accredited filer, non-accredited filer, or a smaller reporting company. See the definitions of “large accredited filer”, “accredited filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accredited filer	[ ]	Accredited filer	[ ]

Non-accredited filer	[ ]	Smaller reporting company	[ X ]

FEBRUARY 10. 2009

PART I:

FORWARD LOOKING STATEMENTS.

Many statements made by the Company in this Form 10 contain forward-looking language and information related to the Company.  In general, the Company identifies these forward-looking statements and information through use of terminology such as “shall”, “will”, “may”, “expect”, “intend”, “project”, “estimate”, “believe”, or other similar phrases.  The Company bases these statements and information on its opinions and assumptions, based upon current conditions and information currently available to the Company.  Because these statements reflect the Company’s views regarding current and future events, these statements involve uncertainties and risks. Performance realized in the future could differ materially and significantly from these forward-looking statements. Readers should exercise caution in placing any undue reliance upon any such forward-looking statements.  Taking into account the foregoing, the following are identified as important factors that could cause actual results to differ materially from those expressed in any forward looking statement made by Company, or on Company's behalf.  If any of the following factors occur, our business, financial condition, or results from operations could be materially adversely affected.

ITEM 1.

DESCRIPTION OF BUSINESS.

COMPANY.

DynaResource, Inc., the Company described herein, is a Delaware corporation, with offices  located at 222 W. Las Colinas Blvd., Suite 744 East Tower , Irving, Texas 75039. It can be reached by phone at (972) 868-9066 and by Fax at (972) 868-9067.

HISTORY.

The Company was incorporated in the State of California on September 28, 1937, under the name West Coast Mines, Inc. The Company was formed, as stated in its original Articles of Incorporation, in order to:

•
investigate, explore, develop, purchase, lease, option, locate, or otherwise  acquire,  own,  exchange,  sell,  or  otherwise  dispose of,  pledge, mortgage,  hypothecate  and deal in mines,  mining claims,  mineral lands,  coal lands,  timber lands, real property,  water, water rights, and to work, explore, operate  and develop the same,  and to extract  any and all  minerals,  or other products therefrom, and deal in the products and by-products thereof;

•	To purchase, lease, or otherwise acquire, erect, own, operate or sell quartz and other mills of any and every kind, smelting and ore reduction works, and saw mills;

•	To search for, prospect, examine, refine, smelt, product, crush, concentrate, manipulate, and treat gold, silver, lead, and other minerals of every class and description;

•	To purchase, lease, or otherwise acquire, own, sell, handle, control, sell of dispose of in any way, letters patent and inventions;

•	To manufacture, buy, sell, import, export, hire, and lease and generally deal in machinery, pumps, drills, implements, and conveniences suitable for use in connection with the mining business;

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To purchase, lease, or otherwise acquire, own, sell, handle, control, sell or dispose of in any way,  bonds and  shares of its own  capital  stock and that of other companies, and to vote any stock owned by it the same as a natural person might do;

•	To issue bonds, notes, debentures and other evidences of indebtedness and secure the payment of the same by mortgage, pledge, deed of trust or otherwise as the circumstances may justify;

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To buy, acquire,  and obtain by grant, gift, lease or otherwise,  and to own, possess, use, lease, exchange, sell or mortgage any and all improvements of whatever  character or kind upon real  estate,  including  houses,  mills and buildings of all kinds, fences,  walls,  manufacturing works,  machinery,  dams, flumes,  canals,  ditches,  and pipe  lines for  water  and for  other  purposes incident  to the  conduct of the  business  of mining and  milling,  but not for public purposes, artificial structures and erections of all kinds, trees, vines, nursery stock and all kinds of plants;

•
To buy, acquire and obtain by grant,  gift, lease, or otherwise,  and to own, use, sell, lease,  exchange,  sell or mortgage any and all water, water rights, water properties,  and any and all rights,  titles, and interests in and to the water  rights,  water and water  properties,  and any and all  sources of water supply,  rights of way for water,  water ditches,  canals,  pipe lines and other  conduits  incidental  to the conduct of the business of mining or milling but not for public purposes;

•
To cultivate,  improve and use in any and all ways lands and all and any kinds of real property,  to plant,  grow, raise, deal in and harvest any and all kinds of plants, vines, fruits, nuts, trees, vegetables, grasses and grains;

•	To buy, receive by gift, bequest, or otherwise, hold, sell, transfer, hypothecate and generally deal in personal property of every kind and nature;

•
To  purchase,  receive  by grant,  gift,  or  otherwise,  to erect, construct,  operate and maintain  boarding and lodging houses and to collect and receive rents,  tolls and pay for the same, and to conduct in a general boarding and lodging business;

•	To engage generally in all types of mining of every kind and nature with the right to do everything in connection with the extraction of any and all kinds of mineral, refining, and reducing the same to a merchantable property with all the rights of an individual in connection therewith;

•	To purchase, sell, lease, hypothecate, acquire, transfer bonds, stocks, securities of this and any other corporation individually or co-partnership;

•	To buy, acquire, and obtain by grant, gift, lease, quitclaim, or otherwise, and to own, sue, sell, lease, exchange, sell or mortgage, real estate or any interest therein;

•	To buy, acquire and own, to sell, hypothecate, or to loan money on any securities issued by this corporation;

The foregoing clauses shall be construed both as objects and powers, but no  recitation,  expression  or  declaration  of specific  or special  powers or purposes  herein  enumerated  shall be deemed to be exclusive;  but it is hereby expressly declared that all other lawful powers not inconsistent therewith,  are hereby included.

In November 1998, the Company re-domiciled its corporate charter from California to Delaware and changed its name to DynaResource, Inc.

The Company maintains three subsidiaries in Mexico, DynaResource de Mexico S.A. de C.V. (“DynaMexico”) which is currently 75% owned, DynaResource Operaciones de San Jose De Gracia S.A. de C.V. (“DynaOperaciones”) which is 100% owned, and Mineras de DynaResource, S.A de C.V., (formerly Minera Finesterre, S.A. de C.V.) (“MinerasDyna”), which the Company has acquired effective control. The Company owns 25% of MinerasDyna and acquired effective control by acquiring the Option under Agreement to purchase the remaining 75% of the Shares outstanding for the Company, for seventy five pesos (approximately $7.00 USD).   The Agreement with other shareholders of MinerasDyna provided that they relinquish and forfeit any and all rights, interests and claims in and to the Corporation and in or to any of the rights or assets owned or controlled by the Corporation.  The Option Agreement expires at January 6, 2010.   The results of MinerasDyna are consolidated with those of the Company in the Company’s Financial Statements.

DynaMexico holds title to all mining concessions and all assets relating to the San Jose de Gracia mining property (“SJG”). DynaMexico has entered into an operating agreement with MinerasDyna whereby MinerasDyna has been named the exclusive operator of the SJG; and MinerasDyna has subsequently entered into a personnel services agreement whereby DynaOperaciones registers and manages personnel in Mexico.

The San Jose de Gracia mining property surrounds the area of San Jose de Gracia, Sinaloa State, Mexico. San Jose de Gracia is located on the west side of the Sierra Madre Mountains, approximately 100 kilometers inland from Los Mochis , Sinaloa Mexico and approximately 200 Kilometers north of Mazatlan, Sinaloa . The SJG property is described in more detail in the Form 10 /A, under the Section titled “PROPERTY”.

A drill program was conducted in 1997 - 1998 by a prior majority owner.  Approximately 6,172 meters drilling was completed in 63 core drill holes . Significant intercepts, including bonanza grades, outlined Down Dip potential of the Northeast section (150 Meter NE to SW extent of the Drilling) of the Los Hilos to Tres Amigos Trend .  Surface and underground sampling in 1999 - 2000 confirmed high grades in historic workings and surface exposures throughout the project area.  These high grades outline the presence of ore shoots developed within the veins.  The ore shoots appear to be controlled by dilational jogs and/or vein intersections. A total of 544 samples were collected in 1999-2000, and assayed an average 6.51 grams/ton gold.

DynaMexico was formed in March, 2000, in order to acquire and consolidate the SJG district.  DynaMexico focused on this acquisition and consolidation work through December, 2003, at which time DynaMexico reported a 100 % ownership of the SJG District.

The Company, conducting activities through its subsidiaries, mined high-grade veins at San Pablo from mid 2003 to June 2006.  18,250 Oz. gold was produced and sold; from mined tonnage of 42,500 tons, at an average grade of approximately 20 g/t.  Production costs were reported at approx. < $ 175. / Oz. in this small scale, pilot production operation.

The small scale mining and production activities at SJG consisted of improvements to an existing mill, including the installation of a gravity / flotation processing circuit, and initial test runs with tailings were completed in 2002.  Actual mining at the higher grade San Pablo area of the property commenced in March 2003.   On an annual basis , The Company reported the following results of production activities from March 2003 through June, 2006 :

•	Mined tonnage reported of 7,500, 13,500, 17,500 and 3,750 ; for years 2003, 2004, 2005 and 2006 respectively;

•	Average mined grades reported of 25 g/t, 25 g/t, 15 g/t and 12 g/t for years 2003, 2004, 2005 and 2006 respectively;

•	Production in ounces gold reported of 4,750, 7,500, 5,000 and 750 for years 2003, 2004, 2005 and 2006 respectively;

•	Expenses on an accrual basis of $ 733,626., $ 1,305,344., $ 1,485,482., and $ 494,422 for years 2003, 2004, 2005 and 2006 respectively;

•	Revenues on an accrual basis of $ 1,543,237, $ 3,259,041, $ 2,169,609 (less $ 375,110. in concentrate losses) and $ 1,647,665 for years 2003, 2004, 2005 and 2006 respectively;

•	Costs per ton reported of $ 97.81, $ 93.92, $ 87, and $ 131 . for years 2003, 2004, 2005 and 2006 respectively;

•	Costs per ounce gold produced reported of $ 125, $ 125, $ 240 and $ 491 . for years 2003, 2004, 2005 and 2006 respectfully;

The Company notes the reduced average mined grade in 2005 and 2006 , resulting from geologic faulting at San Pablo, as the reason for higher production costs per Oz., even while the production costs per ton were reduced during 2005.    And, the increase in costs in 2006 included the costs of suspending the production activity and costs of termination of employees.

The Company initiated the test production activity in 2003 at a time when gold prices were depressed, and with exploration funding opportunities, while available, were deemed to be too dilutive by Company management. While the test production was a success (see results above), a small scale production activity was not expected to provide the necessary capital in order to explore and develop a project the size of SJG.  The Company expects the results of the production activity to provide significant benefits to the current and future exploration drilling to be conducted at San Pablo and other areas of SJG; while at the same time the production activity confirmed production grades, efficiency of recoveries, and production costs. The Company believes this small scale mining works have laid the foundation for the scaling up of production at SJG in the future. The Company further believes that overall production costs can be significantly reduced in a larger scale operation.

As gold prices continued to appreciate into 2006, exploration financing opportunities increased and the Company negotiated and entered into the “Earn In / Option agreement with Goldgroup Resources, Inc., Vancouver, BC., dated September 1, 2006.  The Terms of the Earn In / Option agreement provides for $ 18 M. USD financing, and exploration expenditures at SJG, by Goldgroup to DynaMexico, in exchange for Goldgroup’s earning of 50 % of the Shares of DynaMexico, while also providing for the involvement of proven industry professionals in the SJG project.  (See Earn In / Option Agreement.)

MATERIAL AGREEMENTS.:

Earn In Option Agreement.

On September 1, 2006 the Company signed a “Stock Purchase and Earn In Agreement” (“Earn In”) between:  DynaResource, Inc. (“DynaResource”) and DynaResource de Mexico SA. de CV.  (“DynaMexico”), (“Seller”);  and Goldgroup Resources, Inc., of Vancouver, British Columbia (“Goldgroup”), (“Buyer”), and Together, (“the Parties”).

The Earn In provides for the sale of up to fifty per cent (50%) of the total outstanding shares of DynaMexico, which at the time of the agreement was the wholly owned subsidiary of DynaResource, and the owner of the San Jose de Gracia District in northern Sinaloa, Mexico (“SJG”);  In exchange for the total cash contributions to DynaMexico, and expenditures related to the exploration and development of the SJG, in the amount of Eighteen Million Dollars USD. ($18,000,000.) by Goldgroup; contributed in four (4) Phases, as set forth below:

Phase	On or before	Amount of Funds to be deposited to DynaMexico (For SJG Expenditures)	Interest Earned (by Goldgroup in DynaMexico)	Cumulative Interest Earned (by Goldgroup in DynaMexico)
1.	June 15, 2007	$1,000,000	0%	0%; Completed.
2.	March 15, 2008	$2,000,000	15%	15%; Completed.
3.	September 15, 2009	$3,000,000	10%	25%; Completed.
4.	March 15, 2011	$12,000,000	25%	50%; In Process

Pursuant to the Earn In agreement:

DynaResource attached the “SJG Title Opinion”, compiled by Urias Romero Y Asociados, Abraham Urias, Mazatlan, Sinaloa, with attachments and schedules; describing the status and position of DynaMexico and affiliated companies in Mexico, and confirming the 100 % ownership and status of the Mining Concessions comprising the SJG District in Sinaloa, Mexico;

•	DynaResource attached its Audited, Consolidated Financial Statement at December 31, 2005;

•	The Parties agreed to a revised setting of the Board of Directors of DynaMexico, to:

•	Two (2) members of DynaResource; K.D. Diepholz, Chairman / CEO of DynaResource as President; and, Charles E. Smith; CFO of DynaResource;

•	One (1) Member of Goldgroup; Keith Piggott, CEO of Goldgroup;

The SJG Management Committee is formed to approve budgets and expenditures pursuant to the Earn In.  The setting of the Management Committee is:

•	Two (2) Members of Goldgroup; Keith Piggott, CEO of Goldgroup as Chairman; and, John Sutherland, CFO of Goldgroup;

•	One (1) Member of DynaResource; K.D. Diepholz, Chairman / CEO of DynaResource;

Members of the Management Committee may be changed as subsequently agreed;

The Parties agreed to cooperate to develop the SJG Property, in the best interests of the Project.

Memorandum of Understanding, ('MOU"):

In order to clarify and confirm the operating structure at SJG, DynaResource, Inc., DynaResource de Mexico, and Goldgroup Resources Inc. (the Parties to the Earn In / Option Agreement); and together,  “the Parties”) entered into a “Memorandum of Understanding” (the “MOU”), dated July 29, 2008.  The MOU provides for:

•	Mineras de DynaResource (“MinerasDyna”) as the exclusive operating entity at SJG, pursuant to the operating agreement with DynaResource de Mexico (“DynaMexico’);

•	DynaMexico owns the SJG 100%, and all Records, Data and information pursuant thereto. Any information disseminated regarding SJG must be disclosed as originating from DynaMexico;

•	The SJG Management Committee is not a legal entity and has no authority or ability to sign contracts or incur obligations or liabilities to DynaMexico, MinerasDyna, or DynaOperaciones;

•	The SJG Management Committee does not have the authority to act for or represent DynaMexico, MinerasDyna, DynaOperaciones, or the SJG Property;

•	All personnel or consultants related to the SJG Project must be employed or contracted through MinerasDyna or DynaOperaciones and must be accountable to the employing / contracting entity;

Since the inception of the Earn In Agreement, and as of September 30, 2008 Goldgroup had deposited sufficient funds to complete Phases 1, 2 and 3 of the Agreement;, and as a result Goldgroup has received 25% of the outstanding common stock of DynaMexico.  As of December 31, 2008 Goldgroup had deposited $ 8,168,000. USD to DynaMexico, with approximately $ 78,834,422. Mexican Pesos reported in qualified expenditures under the Earn In Agreement.

Phase 1, 2 and 3 of the Earn In / Option Agreement;   Activity and Results

In Phase I of the Earn In Agreement,   approximately 3,400 meters drilling was accomplished in 22 core drill holes (SJG 07-01 to SJG 07-22) ; as well as geochemical sampling and mapping, and data consolidation into Surpac Software. Results of the Phase I Drilling program are described in a “Drill intercepts summary file”, which file is attached as Exhibit 99.3 to this Form 10/A.

In Phase II of the Earn In Agreement, approximately 5,500 meters was completed in 23 core drill holes (SJG 07-23 to 07-45).   Results of the Phase II drill program are described in the “Drill intercepts summary file”, which file is attached as Exhibit 99.3 to this Form 10/A.

In Phase III of the Earn In Agreement, approximately 15,150 meters was completed in 56 core drill holes (SJG 08-46 to SJG 08-101).  Results of the Phase III drill program are described in the “Drill intercepts summary file”, which file is attached as Exhibit 99.3 to this Form 10/A.

Phase IV drilling continues at SJG.  At December 31, 2008, approximately 5,950. meters have been completed in 25 core drill holes (through SJG 08-126), in Phase IV.  Results of the Phase IV Drill Program are described in the “Drill intercepts summary file”, which file is attached as Exhibit 99.3 to this Form 10/A.

At December 31, 2008, a total of 30,000 meters drilling has been completed in 126 core drill holes, financed pursuant to the Earn In Agreement. The Drill Intercepts Summary File, describing the intercepts of all core drill holes, and including the previous drilling results of 1997-1998, is attached as Exhibit 99.3 to this Form 10/A.

In addition to the drilling and exploration activity, 3 additional Mining Concessions have been claimed, with title applications filed.  At the time that Title of these Concessions is obtained by DynaMexico, the 3 Concessions acquisitions will extend the SJG District by approximately 95,000 Hectares (to a Total of + 99,500 Hectares).

These drilling Results obtained through Phases I, II and III confirm extensions of mineralization, down dip of historical workings at SJG, with confirmation of high grade gold (as measured in grams per ton) which are consistent with historical and recent production. Specifically, San Pablo, La Purisima, and La Union areas have reported significant results.  Phase 4 drilling will be targeted at Tres Amigos, La Prieta, La Union and La Purisima. In 2009, the Company expects to commission a 43-101 compliant report of the “resources” defined at SJG.

The Company maintains approximately 28 employees. Three employees are corporate officers and work in the corporate office in the United States.  Other employees are maintained through DynaOperaciones in Mexico.  The company also retains legal counsel in the US, legal counsel in Mexico, and it retains as consultants a senior geologist and junior geologist in Mexico.

ITEM 1A.                    RISK FACTORS.

Business Risk

The exploration and development of mineral deposits involve significant risks which a combination of careful evaluation, experience and knowledge may not eliminate.  There is no assurance that the Company’s exploration programs will result in any discoveries of commercial ore bodies.  The company has numerous competitors, many with greater financial, technical, capital, and other resources.

Nature of Mineral Exploration and Mining

The Company’s future is dependent upon its exploration programs.  The exploration and development of mineral deposits involve significant risks over significant periods of time.  It is impossible to ensure that the current or proposed exploration programs on the Company’s property will result in a profitable mining operation.

Whether a mineralized deposit will be commercially viable depends on many factors, such as size and grade of the deposit, proximity to infrastructure, financing costs, regulations, environmental protection, commodities prices, taxes, political risks.  The impact of these factors cannot be accurately predicted, but the combination of factors may result in the Company’s failure to provide a return on investment.

Competitive Business Conditions

The Company competes with many companies in the mining business, including large, established mining companies with substantial capabilities, personnel, and financial resources. There is a limited supply of desirable mineral lands available for claim-staking, lease, or acquisition in Mexico where the Company’s activities are focused. The Company may be at a competitive disadvantage in acquiring mineral properties, since it competes with companies which have greater financial resources and larger technical staffs. From time to time, specific properties or areas which would otherwise be attractive for acquisition or exploration are unavailable due to their previous acquisition by competitors or due to the Company’s lack of financial resources.

Competition in the industry is not limited to the acquisition of mineral properties, but also extends to the technical expertise to find, advance, and operate such properties; the labor to operate the properties; and the capital for the purpose of funding such properties. Many competitors explore for and mine precious metals, and conduct refining and marketing operations on a world-wide basis. Such competition may result not only in the company being unable to acquire desired properties, but also to recruit or retain qualified employees, to obtain equipment and personnel to assist in our exploration activities, or to acquire the capital necessary to fund our operation and advance our properties. Our inability to compete with other companies for these resources would have a material adverse effect on our results of operation and business.

Government Regulations

Mexico. Exploration and development of minerals in Mexico may be carried out through Mexican companies incorporated under Mexican law by means of obtaining exploration and development (exploitation) concessions.  The Company’s concessions are granted by the Mexican government, or acquired from previous owners, and are filed in the Public Registry of Mining, are scheduled to expire from 2028 through 2058. Holders of exploration concessions may, prior to the expiration of such concessions, apply for one or more development concessions covering all or part of the area covered by an exploration concession.

Environmental law in Mexico provides for general environmental policies, with specific requirements set forth under regulations of the Ministry of Environment, Natural Resources and Fishing, which regulate all environmental matters with the assistance of the National Institute of Ecology and the Procuraduria Federal de Proteccion al Ambiente.

The primary laws and regulations governing environmental protection for mining in Mexico are found in the General Law, the Ecological Technical Standards, and also in the air, water and hazardous waste regulations, among others. In order to comply with the environmental regulations, a concessionaire must obtain a series of permits during the exploration stage. Generally, these permits are issued on a timely basis after the completion of an application by a concession holder.  The Company believes it is currently in full compliance with the General Law and its regulations in relation to its mineral property interests in Mexico.

Commodities Prices

The current value and potential value for properties obtained by the Company is directly related to the market price for gold.  The market price of gold may also have a significant influence on the market price of the Company’s common stock. If the Company obtains positive drill results and a property progresses to a point where a commercial production decision can be made, the decision to put a mine in production and to commit funds necessary for that purpose would be made long before any revenue from production would be received. A decrease in the market price of gold at any time during future exploration or development may prevent a property from being economically mined or result in the write-off of assets whose value is impaired as a result of lower gold prices.

The price of gold is affected by numerous factors beyond the Company’s control, including inflation, fluctuation of the United States dollar and foreign currencies, global and regional demand, the purchase or sale of gold by central banks, and the political and economic conditions of major gold producing countries throughout the world. During the last five years, the market price of gold has fluctuated between approximately $375 and $1,000 per ounce. The volatility of gold prices represents a substantial risk which is impossible to fully eliminate. In the event gold prices decline and remain low for prolonged periods of time, the Company might be unable to explore, develop, or produce revenue from its properties.

No Revenue

The Company suspended its production activity in June 2006; and currently receives no significant revenue. There is a risk that the Company would expend available cash and funding in exploration and administration costs, and would not be able to obtain further funding to continue its work.

In June 2006, production activities at SJG were suspended, in order to focus on the exploration of the vast SJG district.  Funds received by DynaMexico pursuant to the Earn In Agreement are segregated for exploration and related activities.  In addition, the Company maintains overhead in the US. and other costs which are not reimbursed. The Company and its subsidiaries have $1,850,159 cash on hand, at September, 2008. The Company could incur exploration expenses and corporate expenses greater than the amount of available cash on hand.  The Company may need to raise additional funds in order to support its activities.   If the Company needs to raise additional Capital, its common stock would be diluted.  Further, if the Company is unable to raise funds to meet its obligations, the value of its common stock may decline.

Substantial Control of Chairman / Preferred Shares

The Company’s Chairman and CEO owns 100% of the Preferred A  shares which give him the right to elect the majority of the board of directors and therefore he will always have substantial control over our business and may make decisions that are not in the best interest of all stockholders.

K.W. (“K.D.)  Diepholz, the Company’s Chairman and CEO, owns 100% of the outstanding Class A Preferred Shares which gives him the authority to elect the majority of the Board of Directors. As a result, Mr. Diepholz will have the ability to control substantially all the matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets.  Mr. Diepholz will also control the Company’s management and affairs. Accordingly, this concentration of control may have the effect of delaying, deferring or preventing a change in control of the Company, impeding a merger, consolidation, takeover or other business combination involving the Company or discouraging a potential acquirer from making a tender offer or otherwise attempting to take control of the Company, even if the transaction would be beneficial to other stockholders. This in turn could cause the value of the Company’s stock to decline.

Capital Needs

The Company may need to raise additional capital, which may not be available or may be too costly, which, if not obtained, could cause the Company to cease operations.

The Company’s capital requirements could be greater than its operating income. The Company believes it has adequate cash on hand for the foreseeable future, but it does not have sufficient cash to indefinitely sustain operating losses.  The Company’s liquidity depends on its ability to raise capital through the sale of common stock or to restart production activities. The Company could seek additional financing through debt or equity offerings. Additional financing may not be available, or, if available, may be on terms unacceptable or unfavorable. If additional capital is required and not obtained, or if the Company is not able to produce revenue from operations, or otherwise operate at a profit, the value of investment in the Company could decline or be lost entirely.

Illiquid Market

The Company has a limited public market trading on the pink sheets, and an active trading market may never materialize, and an investor may not be able to sell stock.

Prior to the filing of this registration statement , there has been a limited public market for the Company’s common stock. The Company plans to work with a market maker who would then apply to list the Company’s securities on the OTC Bulletin Board. In order to be quoted on the OTCBB, the Company must be sponsored by a participating market maker who would make the application on its behalf.  At this time, the Company is not aware of a market maker who intends to sponsor its securities and to make a market in our stock. An active trading market may not develop and if not the market value could decline to a value below the amount investors paid for stock. Additionally, if the market is not active or illiquid, investors may not be able to sell the securities of the Company.

Penny Stock Classification

If a public trading market for the Company’s common stock materializes, it will be classified as a ‘penny stock’ which would result in additional requirements for trading the stock.  These additional requirements could affect the liquidity of the stock.

The U.S. Securities and Exchange Commission treats stocks of certain companies as a ‘penny stock’. The Company is not aware of a market maker who intends to make a market in our stock, but should the Company shares be listed for trade, the shares would be classified as a ‘penny stock’ which results in further requirements.  These requirements include (i) broker-dealers requiring prospective buyers to complete a questionnaire, and (ii) broker-dealers may decide that prospective buyers are not suitable to purchase shares of the Company. These requirements may adversely affect the ability of both the selling broker-dealer and the buying broker-dealer to trade securities of the Company, as well as affect the ability of purchasers of Company securities to in turn sell in the secondary market. These requirements may restrict or eliminate potential buyers for the common stock and as a result the shares of the Company could be illiquid.

Title Matters

The Company has investigated title to all mineral claims, and, to the best of its knowledge, title to all properties is in good standing.   There can be no assurance of complete title , nor guarantee of title.  The properties may be affected by undetected defects in title, such as the reduction in size of the mineral claims and other third party claims affecting the Company's priority rights.

General Conflicts of Officers / Management

The officers of the Company could become involved in other mining properties or companies in similar lines of business, creating a conflict of interest.  In this event, officers could make decisions that are not in the best interest of the shareholders of the Company.

Directors of the Company are or may become directors of other mining or resource investment companies, or other reporting companies, or, have significant shareholdings in other mineral resource companies. To the extent that such other companies may participate in ventures in which the Company may participate, the directors of the Company may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation.  The Company and its directors attempt to minimize such conflicts.  In the event that such a conflict of interest arises at a meeting of the directors of the Company, a director who has such a conflict may be requested to abstain from voting. In appropriate cases the Company may establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict. In determining whether or not the Company will participate in a particular program and the interest therein to be acquired, the directors will primarily consider the potential benefits to the Company, the degree of risk to which the Company may be exposed and its financial position at that time.  Other than as indicated, the Company has no other procedures or mechanisms to deal with conflicts of interest. It is possible that they make decisions which could adversely affect the price of the Company’s common stock and cause the price to be less than it might have been if the conflict were avoided .

Dependence upon Key Personnel

The Company is dependent upon the efforts and abilities of its management team.  The loss of any member of the management team could have a material adverse effect upon the business and prospects of the Company.  In the event of such loss, the Company will seek suitable competent replacements, but there is no assurance that the Company will be able to retain such replacements.  The company has obtained a Key Man Life Insurance program for its Chairman, CEO, which would pay net $ 4,500,000. to the Company in the event of his death.

Uncertainty of Resource Estimates

The current resource estimates in respect of the SJG Property are based on limited information, such as historical data, drilling programs, the production activity conducted by the company in 2003 – 2006, and various reports, manual calculations and opinions.  No assurance can be given that the anticipated tonnages and grades will be achieved or that the estimated or indicated level of recovery will realized.  The grade of mineralization actually recovered or produced could differ significantly from the resource estimates.

Variance in Future Production

Any future production realized from the SJG Property may differ significantly from historical or recent production.

Potential reasons are:  mineralization or veins could be significantly different from those realized from historical production, recent production, drilling programs, and other valuations; increases in operating or mining costs could adversely affect resources;  the grade of resources may vary significantly from time to time as there can be no assurance that any particular level of value or grade can be recovered;  and declines in market prices of commodities.

Environmental and Regulatory Concerns.

The Company operates in an industry where there are significant environmental and regulatory requirements. The inability of the Company to satisfy these requirements could cause the value of its common stock to decline.

The current or future operations of the Company, including acquisition, leasing, and sales activities; involve mineral properties which require permits from various federal, state and local governmental authorities. Such future operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.  Companies engaged in the development and operation of mines and related facilities generally experience increased costs, and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Additional permits and studies, which may include environmental impact studies conducted before permits can be obtained, are necessary prior to operation of properties in which the Company has interests.  Required permits could adversely affect the Company's ability to negotiate agreeable acquisition, lease, or sales terms and therefore adversely affect the price of the Company’s common stock.

Competition.

Competitive conditions affecting the Company could negatively impact our business.

The potential value of the Company’s mining property is directly related to the market price for gold. The price of gold may also have a significant influence on the market price of its common stock. If the Company obtains positive drill results and its property progresses to a point where a commercial production decision can be made, the decision to put a mine in production and to commit funds necessary for that purpose must be made long before any revenue is from production would be received. A decrease in the market price of gold at any time during future exploration and development may prevent the Company’s property from being economically mined or could result in the write-off of assets whose value is impaired as a result of lower gold prices. The price of gold is affected by numerous factors beyond our control, including inflation, fluctuation of the United States dollar and foreign currencies, global and regional demand, the purchase or sale of gold by central banks, and the political and economic conditions of major gold producing countries throughout the world. During the last five years, the market price of gold has fluctuated between approximately $375 and $1,000 per ounce. The volatility of gold prices represents a substantial risk which no amount of planning or technical expertise can fully eliminate. In the event gold prices decline and remain low for prolonged periods of time, we might be unable to develop our property and produce revenue.

Potential Conflict with Shareholder (Goldgroup Resources Inc.)

The Management of the Exploration Activity at SJG is shared with Goldgroup, as described in the Earn In / Option Agreement.  There exists potential for conflicts over the plan of exploration and execution.

The Earn In Option Agreement states: (1) a committee (the “Management Committee”) shall oversee the Expenditures and shall be comprised of 3 persons, one designated by DynaUSA (“DynaResource, Inc.”) and two designated by Goldgroup;  (2) The Board of DynaMexico shall oversee the keeping of DynaMexico in good standing and proper working order, and the Management Committee shall oversee the Expenditures and matters not related to keeping DynaMexico in good standing and proper working order; (3) All Expenditures shall be expended in accordance with a budget approved by the Management Committee prior to such expenditure; (4) The Management Committee shall be responsible for delivering quarterly reports to the Board of Directors of DynaMexico;  and (5) as soon as practicable after execution of this Agreement, DynaUSA shall cause DynaMexico’s board of directors to consist of three directors, two nominated by DynaUSA and one nominated by Goldgroup, unless and until Goldgroup timely completes Phase 4 of the Option, at which time the size of the board of directors shall be increased to five and DynaUSA and Goldgroup shall each appoint two directors and agree on a fifth member to be appointed.

This shared management has inherent risks as the parties may have different short or long-term objectives, goals, or financial position which could cause decisions which may not necessarily be in the best interest of our shareholders. This in turn, could cause the value of the Company’s common stock to be adversely affected.

Financing from Goldgroup

Exploration activity at the SJG property is financed pursuant to the Earn In / Option Agreement with Goldgroup Resources Inc.  If Goldgroup fails to properly fund the Earn in Agreement, or otherwise fails to complete the Earn in Agreement, the Company would be required to obtain funding from other sources.  If the Company raises funds from other sources, it would be dilutive to existing shareholders.

Funding for the exploration activities at the SJG property is provided primarily from Goldgroup to DynaMexico under the Earn-In / Option Agreement. There is no certainty that this funding will continue or that the Earn-In/Option Agreement will be completed. Should the funding by Goldgroup cease, the Company would have to fund further exploration work through its own cash reserves, or obtain alternative financing. Any alternative funding could result in additional dilution to our current shareholders.

Conflicts between Boards of Directors of the Company, with the Board of Directors of Goldgroup Resources Inc.

Potential for conflict exists between the Board of Directors of Goldgroup Resources Inc., and the Board of Directors of the Company;  and between the Board of Directors of Goldgroup with the Boards of Directors of DynaResource de Mexico, Mineras de DynaResource, and DynaResource Operaciones.

While the Company believes it has negotiated and authorized proper agreements for the financing and exploration of SJG, there exist potential conflicts between the Board of Directors of Goldgroup with the Board of Directors of DynaResource, Inc., both companies which are shareholders of DynaResource de Mexico.  Potential conflicts also exist between the Board of Directors of Goldgroup, with the Board of Directors of the subsidiary companies in Mexico.  Goldgroup carries the majority of seats on the SJG Management Committee, which is charged with responsibility of approving the budgets and supplying technical direction to the SJG Project.  At the Same time, DynaResource, Inc. carries a majority of the seats on the Board of Directors of DynaResource de Mexico.  DynaResource, Inc. also carries 100 % of the Seats on the Boards of Mineras de DynaResource, the contracted operating entity at SJG, and 100 % of the Seats of the Board of DynaResource Operaciones, the personnel management entity at SJG.  Mr. K.D. Diepholz, chairman and CEO of DynaResource, Inc.  and Mr. Charles E. Smith, CFO of DynaResource, Inc. are the President and Secretary respectively for DynaResource de Mexico, Mineras de DynaResource, and DynaResource Operaciones.  Company management believes the current structure of ownership and activity provides the motivation for financing and exploration pursuant to the Earn In option Agreement and provides protection for the 100 % ownership of the SJG Property though DynaResource de Mexico.  However, there are risks inherent with the structure which can not be eliminated.  Any conflict could develop between the Boards of Goldgroup and DynaResource, Inc; or between the Boards of Goldgroup and DynaResource de Mexico, Mineras de DynaResource, or DynaResource Operaciones which could result in the cessation of financing or activity pursuant to the Earn In Agreement.  Any such conflict would be detrimental to the SJG Property and to the Shareholders of the Company.

Historical production of Gold at the San Jose de Gracia Property May Not be Indicative of Future Production or Revenue.

The SJG Property is a high-grade mineralized system with reported historical production of over 1 M. Oz. Gold.  The production occurred in the early 1900’s, prior to the Mexican Revolution. Since the time, the property has seen small scale mining operations, from small scale local owners, to the Company’s production in 2003 – 2006.  Due to the uncertainties associated with exploration, including variations in geology and structure, there is no assurance that the Company’s efforts will be successful in identifying mineralization in sufficient quantities to define resources or reserves,  and further there is no assurance that any such resources or reserves could be developed into a commercial operation.  Investors in the Company’s securities should not rely on historical operations as an indication that the SJG property will be developed into a commercial production in the future.  The Company expects to incur losses unless and until such time as one or more of its properties enters into commercial production and generates sufficient revenue to fund continuing operations.

50 % of the Company’s Revenue from DynaResource de Mexico May be Owned by Goldgroup Resources Inc.

As of the Date of this Form 10 / A, Goldgroup Resources Inc. has completed Phases I, II, and III of the Earn In / Option Agreement, and as a result has been transferred 25 % of the Shares and ownership of DynaResource de Mexico.  Should Goldgroup complete Phase IV of the Earn In / Option Agreement (through the contribution and expenditure of an additional $ 12 M USD.); Goldgroup would receive an additional 25 % of the shares and ownership of DynaResource de Mexico (Total of 50%).  In such case DynaResource, Inc. and its shareholders will only retain 50 % of the shares and ownership of DynaResource de Mexico.  Investors in the Company’s shares should be aware that any benefits to be derived from the ownership of DynaResource de Mexico would be shared 50 % with Goldgroup Resources.

ITEM 2.                   FINANCIAL INFORMATION.

MANAGEMENT’S DISCUSSION AND PLAN OF OPERATION:

During the next twelve months, the Company will continue to explore its San Jose de Gracia property primarily through continued drilling programs in selected areas of the property. Funds for exploration and drilling programs are expected to be contributed by Goldgroup to DynaMexico; and then expended in accordance with approved plans and budget.  Corporate Costs and overhead will be paid with funds on hand in Company accounts. The Company believes it has sufficient cash on hand to pay expenses for the next two years.

Revenues and Expenses:

The Company conducted a mining and milling operation from March 2003 through June, 2006 . This activity was suspended in order to focus efforts on the exploration of the vast SJG District.  The Company reported no revenue in 2007.  In 2006, the Company reported revenue of $1,647,665, which came from the sale of precious metals concentrate.  The Company does not expect any revenues from mining and production in 2008 - 2009.

The Company’s cost of sales expenses in 2006 were $1,190,389, consisting of personnel costs, drilling costs, and other general costs of exploration and administration .

In September 2006, the Company commenced exploration activities funded by Goldgroup Resources, Inc. under the Earn In /Option Agreement.  In the nine months ended September 30, 2008 exploration expenses at SJG were $ 3,761,004., primarily for drilling costs, personnel costs, other general costs, and administration, compared to exploration expenses and other costs of $1,081,469 for the nine months ended September 30, 2007. The increase in expenses in 2008 was a result of the increased exploration work financed by the Earn In / Option Agreement. A summary of the expenses for the 9 months period is described below:

	9 months 2008	9 months 2007
Drilling	$2,277,929	$347,700
Assaying	242,205	86,665
Fuel & oil	116,129	49,313
Wages	424,144	120,060
Supplies	87,682	43,366
Other costs	612,915	434,365
TOTAL	$3,761,004	$1,081,469

The Company's operating expenses included two categories, a) depreciation and amortization, and b) general and administrative expenses. The general and administrative expense was $ 962,801 for the nine months ended September 30, 2008 compared to $ 484,508 for the same nine months period in 2007. The increase was due to an increase in exploration activity and support services.

Other income and expenses included interest income for the nine months ended September 30, 2008 of $ 3,542, compared to $ 5,303 for the same nine months period in 2007.  Goldgroup Resources, Inc. is the minority shareholder of DynaResource de Mexico , which owns 100 % of the mining concessions at San Jose de Gracia. Goldgroup received 15% interest in DynaMexico in January 2008, and Goldgroup received an additional 10% in August 2008. The Company recorded through September 30, 2008 a reduction of $ 666,913 in the minority Interest to allocate to the minority shareholder (Goldgroup) the proportionate share of the losses of DynaMexico. There was no minority interest charged in 2007.

The currency translation gain was $ 237,547  compared to a loss of $ 411,150 for the nine months ended September 30, 2008 and 2007 respectively, caused by the changes in the exchange rate between USD and Mexican Pesos.

The Company’s net profit / (loss) for the nine months ending September 30, 2008 was $ (4,076,223) compared with a net profit /( loss) of $ (1,163,536)  for the nine months period ending September 30, 2007.  The increase in the loss is attributed to the increase in exploration costs.  The Company’s net profit /( loss) for the three months ended September 30, 2008 was ($ 1,828,020.) compared to the net profit /( loss) of ($ 453,189) for the three months period ending September 30, 2007.

Plan of Operation

The Plan of operation for the next twelve months includes the continuation of the drilling and exploration programs at San Jose de Gracia.  Under the Earn In agreement, Phase IV exploration activities continue, with a Budget of approximately $ 12 M. USD to be expended over the next 24 months.  Financing from the Earn In Agreement provides for 100% of the current exploration and related costs at SJG.  The Company is required to fund its general and administrative expenses in the US.

The Company does not currently generate revenue.  Its only sources of capital are (1) exploration and related funds provided by Goldgroup to DynaMexico under the Earn In Agreement; (2) cash on hand; and (3) any funds available through financings. The Company believes that cash on hand is adequate to fund our ongoing general and administrative expenses through 2010. The funds contributed by Goldgroup to DynaMexico are expected to finance the exploration activities at SJG through 2010.  The Company may seek additional capital funding during 2010 or beyond depending on market conditions, results of drilling activities, plans for production or continuing exploration activities, and other circumstances.

Capital expenditures

The Company’s primary activities relate to the exploration of SJG property.  100% of the exploration and related costs are provided by Goldgroup Resources, Inc. to DynaMexico pursuant to the Earn In / Option Agreement. Exploration drilling continues at SJG in order to further define mineralization and ore bodies and resources.  Drilling services are contracted by MinerasDyna, the operating entity, to drilling contractors. The Company does not foresee significant capital purchases in 2009.  Any capital purchases necessary for the exploration activity are the responsibility of DynaMexico, with costs accounted to the segregated exploration account and financed by Goldgroup.  Miscellaneous costs could be paid from funds on hand of DynaMexico, MinerasDyna, DynaOperaciones, or DynaResource, Inc.

Liquidity and Capital Resources

As of September 30, 2008, the Company maintained working capital of $ 2,203,617., comprised of current assets of $ 2,272,072 and current liabilities of $ 68,455.  This represents a decrease of $ 53,877 from the working capital maintained by the Company of $ 2,257,494 at December 31, 2007.

Net cash used in operations for the nine months ended September 30, 2008 increased to $ 4,701,023 from $ 1,567,859 for the same nine months period ending September 30, 2007.  The increase was due to the increase in expenses for exploration, which includes drilling and all support services.

Cash used for purchase of fixed assets was $ 36,346 and $ 48,527 for the nine months periods ending September 30, 2008 and 2007 respectively.

Cash provided by financing activities for the nine months in 2008 ending September 30 was $ 4,439,943 compared to $ 1,360,716 for the nine months period ending September 30, 2007. These cash amounts include Goldgroup deposits under the Earn In / Option Agreement of $ 4,050,000 at September 30, 2008 compared to $ 1,047,992 for the 9 months period ending September 30, 2007.   And proceeds from the sale of common stock was $ 517,488  for the nine months ending September 30, 2008 compared to $ 223,975 for the nine months ended September 30, 2007.

Sampling Process

The geological data contained in this report was verified by an appropriate quality control person using industry standard quality controls and quality assurance protocols utilized in exploration activities. Standard reference samples and various duplicates are inserted in each batch of assays. Drill core samples are cut by saw on site and samples splits are prepared for shipment, sealed and then shipped for assaying. Samples are sent to a certified assayer (International Plasma Laboratory, Vancouver, BC.) and analyzed for gold by fire assay and for silver and 34 other trace and major elements in accordance with standard industry practices.

Suspension of Production Activities

From March 2003 through June 2006, the Company conducted a “Test” / “Pilot” production operation, at the scale capacity of approximately 100 Tons / Day at SJG.  During this period the Company mined high grade veins at the San Pablo area of SJG; the results of the test production operation are shown below:

Mined Tonnage	42,000 tons
Production (Oz Au)	18,250 Oz
Average Grade	20 g/t
Recovery Efficiency (Plant)	85%
Recovery in Concentrate (Sales)	90%
Production Cost (Average, 4 Years)	$175 / Oz

The Company initiated the test production activity in 2003 at the time gold prices were depressed, and when exploration funding opportunities, while available, were deemed to be too dilutive by Company management. While the Test production was a success (see results above), a small scale production activity was not expected to provide the necessary capital in order to explore a project the size of SJG.  However, The Company expects the results of the production activity to provide significant benefits to the exploration drilling to be conducted at San Pablo and other areas of SJG; while at the same time confirming production grades, efficiency of recoveries, and production costs.

As Gold prices appreciated, exploration financing opportunities increased, and the Company negotiated and entered into the “Earn In / Option agreement with Goldgroup Resources, Inc., dated September 1, 2006.  The Terms of the Earn In / Option agreement provides for $ 18 M. USD. In exploration financing to DynaResource de Mexico, in exchange for 50 % of the Shares of DynaMexico, while also providing proven industry professionals to the SJG project.  (See Earn In / Option Agreement.)

ITEM 3.                   PROPERTIES.

The Company presently maintains its executive offices of approximately 2,100 sq. ft., at 222 W. Las Colinas Blvd., Suite 744 East Tower , Irving, Texas 75039, at a rate of $3,500.00 per month, plus utilized services. The Company entered into a three year lease commencing August, 2008 .

DynaMexico owns 100 % of the mineral concessions at r the San Jose de Gracia Property in Sinaloa State, Mexico, which is the only property in which DynaMexico retains an interest.

SAN JOSE DE GRACIA:

DynaMexico, currently owned 75 % by the Company, owns the San Jose de Gracia mineral concessions comprised of 34 concessions covering approximately 99,500 hectares. The concessions are held 100% by DynaMexico with no outstanding royalty or other interests.

The property is located in and around San Jose de Gracia, Sinaloa State, Mexico which is approximately 100 km northeast of Guamuchil, on the west side of Mexico. San Jose de Gracia has a small airstrip and can be accessed by a small airplane, or alternatively, by a dirt mountain road. There are roads on the property of approximately 67 hectares which are accessible throughout the year, with the possible exception of July - September when the rainy season sometimes causes flooding and runoff to make the roads difficult to navigate.

Annual assessment works are filed for each concession and semi-annual taxes are paid. Approximately $ 70,000. USD.  was paid for taxes on mining concessions in 2007. A title opinion issued by Urias Romero y Asociados, Mazatlan, Sinaloa, includes certified copies of the concessions issued by the Federal Mining Registry of Mexico.

Historical Production at San José de Gracia dates from the 1800’s is reported to be one million ounces of gold mined from high-grade quartz veins.  Large-scale mining in the camp began in 1870 and ended in 1910 with the onset of the Mexican Revolution.  The majority of the production is reported from the Anglo, Rosario and La Cruz Mines on the Purisima Ridge trend, and from the La Prieta Mine on the La Prieta trend (Table 1 and Fig. 2).  The remainder of the production was derived from as many as 60 smaller mines throughout the 15 square kilometer area, including the Palos Chinos, San Pablo, Tres Amigos, La Ceceña, Los Hilos, Sta. Rosa, Veta Tierra, La Union, Sta. Eduwiges, Mochemara and La Parilla Mines.  Recent work at San José de Gracia indicates that these small workings represent ore shoots along a series of mineralized trends, with individual strike lengths often in excess of one kilometer.

Large-scale mining ceased in 1910 with the onset of the Mexican Revolution and the flooding of the mines to prevent the Division del Norte (Pancho Villa) forces from securing a source of revenue from the mines.  Subsequent to the revolution, mining never attained pre-revolution levels due to the inability of the Mexican government to rehabilitate the mines and to secure an inexpensive fuel source.  The construction of a road to the area in the 1970’s allowed small-scale mining to resume at San José de Gracia, by which time the camp was controlled by a large number of small landowners. During the 1990’s portions of the property were explored by Peñoles and later by Consolidated Samarkand Resources Inc. and Golden Hemlock Explorations Ltd. (“Hemlock”), Vancouver, B.C. Canada.

In March 2000, DynaResource de Mexico was formed to acquire and consolidate the SJG district.  At year end 2003, DynaMexico reported the complete acquisition and consolidation of the entire San José de Gracia project area, at the time comprising approximately 31 concessions over an approximate 15 square kilometer area.  In 2006, the Company claimed 3 surrounding concessions which extend the SJG district by approximately 95,000 Hectares (to a total of + 99,500 Hectares). DynaMexico currently owns 100 % of the San José de Gracia Project.

SJG Geologic Report .

The below geologic summary of SJG is taken from a foundational report, written in 2000-01, subsequent to the drilling activity of 1997 – 1998; but prior to the production activity of 2003 - 2006; and prior to the drilling activity of 2007 - 2008.  This report provides the basis for the exploration programs currently being conducted.  Results of the 1997 – 1998 drilling activity, and the 2007 – 2008 drilling activity is shown in tabular form, in the Drill intercepts summary file, and attached as Exhibit 99.3 to this Form 10 / A.

Cautionary Statements:

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce.  The Company may use certain terms in this registration statement, such as "reserves", "resources", "geologic resources", "proven", "probable", "measured", "indicated", or "inferred", which may not be consistent with the reserve definitions established by the SEC.  U.S. Investors are urged to consider closely the disclosure in the Company’s Form 10 (A).  Readers can review and obtain copies of these filings from the SEC's website at http://www.sec.gov.edgar.shtml.

This Form 10/A contains information with respect to adjacent or similar mineral properties in respect of which the Company has no interest or rights to explore or mine.  The Company advises that the U.S. Securities and Exchange Commission's mining guidelines prohibit information of this type in reports filed with the SEC.  Readers are cautioned that the Company has no interest in or right to acquire any interest in any such adjacent or similar properties, and that mineral deposits on adjacent or similar properties are not indicative of mineral deposits on the Company's properties.

Regional Geology & Mineral Deposits

San José de Gracia lies within the Sierra Madre Occidental Gold-Silver Belt, in a second-order graben directly east of the regional-scale Grete Graben.  The basement to the Sierra Madre Occidental consists of deformed Paleozoic sedimentary strata, which are non-conformably overlain by Tertiary mafic to felsic volcanic and volcaniclastic strata known as the Lower Volcanic Series (“LVS”).  Strata of the LVS are recognized as being spatially related to gold and silver mineralization in the region.  Volcanic and sedimentary strata are capped by a thick sequence of non-deformed Late Tertiary ignimbrites, known as the Upper Volcanic Series (“UVS”).

The Sierra Madre Occidental Gold-Silver Belt is host to a number of major epithermal precious metal camps, including the San Dimas and Batopilas Districts.  The San Dimas District, located some 220 kilometers southeast of San José de Gracia, has produced in excess of 9.65 million ounces of gold and 400 million ounces of silver from high-grade, structurally hosted veins, including those at the world class Tayoltita Mine (Fig 1.).  In contrast, the Batopilas district, located some 100 kilometers east of San José de Gracia, has historic production of more than 5.4 million ounces of silver from high-grade veins.

Property Geology

The oldest rocks exposed at San José de Gracia are deformed Paleozoic shale, sandstone, conglomerate and minor limestone, which are non-conformably overlain by andesite and rhyodacite flows and tuffs of the LVS.  Volcanic and sedimentary strata are cut by quartz-feldspar porphyry, porphyritic diorite bodies and fine-grained mafic dykes, which may be cotemporal with the LVS.  Ignimbrites of the UVS are exposed at higher elevations on the property and are thought to act as a post mineralization cap rock, thereby indicating an Early to Mid Tertiary (Paleocene to Eocene) age for gold mineralization at San José de Gracia.

Geologic Structure

Detailed mapping within the project area has defined several stages of deformation, beginning with compression during the Laramide Orogeny which affected the Paleozoic basement and formed flat-lying reverse faults, which have been reactivated as conduits for gold-bearing fluids in the La Prieta trend (Table 2).  Extension in Tertiary time lead to the development of second order south, southwest and southeast trending structures, which formed the major structural orientations for mineralization at San José de Gracia.  The latest phase of deformation is characterized by late-stage extension and southwest tilting.

Table.  Stages and timing of deformation and relationship to mineralization at San José de Gracia.

Deformational Event	Timing	Structural orientation	Relationship to Mineralization
Compression (Laramide Orogeny)	Early Tertiary (predates LVS & UVS volcanism)	NW-trending folds & thrust faults	Mineralization has formed flat-lying zones along reactivated thrust faults (La Prieta)
Extension (Grete Graben)	Tertiary (synchronous with UVS volcanism)	SW, S & SE striking extensional faults	Principal host to mineralization
Late Extension	Postdates all volcanism and mineralization	NW and E-W striking extensional faults Southwest tilting	Post-mineralization

Mineralization & Alteration

High grade gold mineralization at San José de Gracia is hosted within andesite and rhyodacite of the LVS and underlying Paleozoic sediments as fault breccia veins and crackle breccias that exhibit multiple stages of reactivation and fluid flow, as evidenced by crustiform/colloform textures and cross cutting veins.  Locally, veins exhibit sharp, clay gouge hangingwall and footwall contacts with slickensides, indicating reactivation of structurally-hosted veins subsequent to mineralization.  Gold grades can also be carried within the mineralized halo adjacent to the principal veins as quartz-chlorite stockwork.  In addition to vein-hosted mineralization, broad zones of un-mineralized clay alteration, developed southwest of the main mineralized trends, may overlie lower-grade, disseminated gold mineralization at depth.

Alteration at San José de Gracia is laterally and vertically zoned from discrete zones of silicification to broad zones of illite to clay alteration with increasing elevation and/or distance from the main feeder structures.  Faulting and tilting of the mineralization system has affected the surface distribution of alteration and in general has exposed deeper portions of the system in the northeast and exposed shallower, more distal portions of the hydrothermal system in the southwest part of the property.

Six principal mineralized trends have been identified at San José de Gracia (Table 3), from south to north these consist of the:

1.	La Purisima Ridge trend;
2.	Palos Chinos trend;
3.	La Parilla to Veta Tierra trend;
4.	San Pablo trend;
5.	La Prieta trend, and
6.	Los Hilos to Tres Amigos trend.

Table .  Target type and characteristics of the main mineralized trends at San José de Gracia.

Trend	Target Type & Characteristics	Recent Results & Past Production
La Purisima (Anglo, Rosario & La Cruz Mines)	- High-grade gold veins, mining interrupted with the onset of the Mexican Revolution in 1910 - Three main ore zones developed within dilational jogs and at vein intersections	• Historical production of approximately 470,000 oz gold at an average grade of 66.7 g/t gold; • Recent sampling has returned 52 g/t gold over .6 M.;
Palos Chinos (Palos Chinos & Tajo Verde Mines)	- High-grade S striking, W dipping vein with SW plunging ore shoots defined by dilational jogs in vein
•
Old workings 270 m along strike & 70 m down dip
•
Vein average: 1.3 M - 12.7 g/t gold;
•
Transect from Palos Chinos vein through stockwork mineralization to sub-parallel hanging-wall vein grades 7.6 M. of 7.4 g/t gold; including 3.4 M of 13.4 g/t;

La Parilla to Veta Tierra (Veta Tierra, Sta. Eduwiges, La Union, La Mochemara & La Parilla Mines)
- 5 SW striking, W dipping high-grade gold veins in 150 meter wide zone (600 meter strike length, open in both directions)
- Zone cut by S striking, W dipping veins
- Located within a structural corridor which may link La Purisima and La Prieta trends

•
Combined, the veins average .86 M of 10.6 g/t;
•
Santa Eduwiges underground averages .7 M of 20 g/t gold;
•
La Union West underground averages 1.6 M of 17.7 g/t gold;
•
Multi gram gold values in float at SW & NE ends of surface exposures mapped to date
•
1.3 M of 32.9 g/t gold; SW-S vein intersection;

San Pablo (San Pablo Mine)	- Two subparallel veins, ore shoot defined by vein intersections - Stockwork mineralization in footwall points to bulk mineable potential	• Quartz-rich, sub-vertical vein averages .85 M of 28.3 g/t gold; .6 M of 91.7 g/t gold in ore shoot; • Stockwork mineralization in footwall cross cut yielded 10 M of 8.7 g/t gold;
La Prieta (La Prieta Mine)	- High-grade (>30 g/t based on past production) flat zone which may have formed between parallel SW striking veins	• Past production of approximately 215,000 oz gold at an average grade of 27.6 g/t gold • Preliminary mapping & sampling yields gold values of 48.84 g/t;
Los Hilos to Tres Amigos (Tres Amigos, West Tres Amigos, La Ceceña, Tepehauje, Los Hilos + Sta. Rosa Mines)
- SW striking, W dipping high-grade vein with minimum 1.4 km strike length
- variation in vein chemistry along the strike extent, from sulphide-rich at Tres Amigos to low sulphide, carbonate-rich vein with bonanza grades around Los Hilos

•
Small mines (Tres Amigos, La Ceceña, Los Hilos + Sta. Rosa) developed intermittently along the trace of the vein, mining often halted at the intersection of W or NW trending faults with right lateral offset
•
Los Hilos to La Ceceña area: surface work traced a low sulphide vein; 104 g/t gold;
•
Vein average at Tres Amigos (based on 1997 drilling) of 2.6 M of 5.9 g/t gold.  Significance of cross structure (Orange Tree trend: 1.6 M of 23 g/t gold);

(See Drill intercepts summary file, attached as Exhibit 99.3 to this Form 10/A.)

In addition to these main mineralized trends, widespread alteration zones, with the potential to host disseminated gold mineralization are exposed at surface along Purisima Ridge and to the southwest in the Argyllic Zone.   The principal characteristics of each of these trends, along with historical information and results of surface and underground work conducted between November, 1999 and May, 2000 are summarized below.  A more complete review of the data is provided in Kaip et al. (2000) and Kaip and Childe (2000).

La Purisima Trend (Anglo, Rosario & La Cruz Mines)

The La Purisima trend represents the area of greatest past production at San José de Gracia.  Prior to termination of mining activities by the Mexican Revolution, approximately 471,000 million ounces of gold was produced from oxidized, high-grade (66.7 g/t average) quartz veins in the Anglo, Rosario and La Cruz orebodies on Purisima Ridge (Fig. 5).  Compilation of historic data has outlined the dimensions of the mined portions of the Purisima Ridge ore bodies and can be used to plan future exploration on the La Purisima trend and to demonstrate the potential for the other main mineralized trends on the property, which have undergone considerably less historic development.

LEGEND
Fault
Vein - surface trace
Vein - underground trace
Lithology
Massive Andesite
Diorite Porphyry
Rhyodacite
Andesite
Sediments
Underground workings
Areas mined
River or Stream
Road
N
S
E
W
La Parilla - Veta Tierra Trend
413000 mE
Palos Chinos Mine
Palos Chinos Trend
Open
Anglo Mine
Anglo 3A/La Cruz Level
La Purisima Trend
2896000 mN
Rosario Mine
Anglo Access
La Parilla Acess
La Cruz Mine
DynaResource, Inc.
La Purisima Trend Geology & Past Producing Mines
Date:6/11/2000
Author: AWK
Office: IMAP
Drawing:
Projection: UTM Zone 13, Northern Hemisphere (WGS 84)
0
75
150
300
metres

Figure 1.  Geology and areas of past production on the La Purisima trend.

Mining of the La Purisima trend exploited a southeast striking, moderately (45-50º) southwest dipping quartz vein system along a 1.25 kilometer strike length and 400 meters down dip (250 meters vertical extent).  A 400 meter down dip extent is approaching the upper limit for gold deposition in epithermal vein systems and is comparable to that of world class epithermal gold deposits such as El Peñon in Chile (up to 275 meters down dip), Emperor in Fiji (up to 700 meters down dip) and Tayoltita in Mexico (up to 600 meters down dip).  Based on the spacing of ore bodies along the La Purisima trend, it appears that the mines were exploiting high grade, southeast plunging ore shoots that developed at regular intervals along the trend of the vein system.  The orientation of workings in the Anglo suggests that this ore body may have formed at the intersection of southeast and southwest trending vein systems, with the southwest trending veins extending towards mineralization of the La Parilla to Veta Tierra trend (Fig. 5, 5A).

LEGEND
Fault
Vein - surface trace
Vein - underground trace
Lithology
Massive Andesite
Diorite Porphyry
Rhyodacite
Andesite
Sediments
Underground workings
Areas mined
Exploration Potential
La Parilla
La Parilla - Veta Tierra Trend
313000 mE
Anglo North Block B
Anglo North Block A
Open
Palos Chinos
Anglo Ore Zone
Anglo 3A
Anglo
Rosario North Block A
La Escalera
2896000 mN
Rosario North Block B
La Cruz Level
El Salto
Palos Chinos Extension
Rosario Ore Zone
Rosario
La Parilla Acess
Anglo Access
La Cruz North
La Cruz Level
La Cruz Ore Zone
La Cruz
N
S
E
W
DynaResource, Inc.
La Purisima Area Overview Map
Exploration Potential
Date: 6/11/2000
Author: AWK
Office: IMAP
Drawing:
Scale: 1:5000
Projection: UTM Zone 13, Northern Hemisphere (WGS 84)
0
75
150
300
metres

Figure 5 A.   Exploration Potential at La Purisima. Mined Areas of the La Purisima and Palos Chinos Trends (outlined in Pink).   Exploration Potential for the La Purisima Trend (outlined in Blue). 800,000 Oz. Au., Projected in 50 Meters Down Dip at La Purisima, assuming Grade and Width comparable to Historical Data).  Surface trace of Palos Chinos over 500 Meters South (indicated by Red Line);  open Down Dip. (Refer to recent drilling activity and results.)

Palos Chinos Trend (Palos Chinos & Tajo Verde Mines)

The Palos Chinos trend consists of the south striking, moderately west dipping quartz-chlorite-sulphide (or oxide) Palos Chinos fault breccia vein, as well as several hangingwall veins, which were previously mined over a 270 meters strike length and 70 meters down dip.  A single hole drilled beneath the old workings by Hemlock in 1997 (SJG97-63) intercepted the Palos Chinos vein 100 meters down dip from the deepest workings, extending the known down dip extent of this mineralized trend to 180 meters.  Preliminary surface work conducted by DynaResource and limited drilling (SJG97-55) by Hemlock indicates that Palos Chinos trend continues for at least 500 meters to the south, thereby increasing the minimum strike length of the Palos Chinos trend to 800 meters. To the north, the vein is truncated by a northwest striking fault with apparent right lateral displacement.  Work has not yet begun to trace the northern continuation of the Palos Chinos trend.

Work in 1999-2000 focused on mapping and sampling the Palos Chinos workings on all levels.  This work demonstrated that the mined out area of the Palos Chinos vein averages 1 to 1.5 meters in width and dips 60-80º to the west (Fig. 6).  However, ore shoots are developed along the trend and are characterized by:

  A change in orientation, from south to southeast striking, shallowing of the dip to 35-40º,
  thickening to widths of 2 to 4 meters,
  an increase in the width and intensity of chlorite stockwork adjacent to the vein, and an increase in gold grade

A total of 81 samples from the Palos Chinos vein were collected in 1999-2000 from the back and pillars.  Resulting highlights include:

  an average grade of 12.7 g/t Au over 1.3 meters for all 81 samples collected, individual samples with up to 92.5 g/t Au over 0.7 m, and;
  an ore shoot sample transect averaging 7.6 g/t Au.over 7.6 meters, including 13.4 g/t Au over 3.4 meters in the Palos Chinos vein itself.

Figure 2. Palos Chinos underground workings showing a mined width in excess of 2 meters.

La Parilla to Veta Tierra Trend (Veta Tierra, Sta. Eduwiges, La Union, La Mochemara & La Parilla Mines);

The La Parilla to Veta Tierra trend comprises five southwest striking, moderate to steeply northwest dipping veins that have been traced over a strike length of 600 meters.  The veins are exposed on surface by numerous old pits and dumps and by more recent underground workings including, from southwest to northeast, the La Parilla, La Mochemara, Sta. Eduwiges, La Union and Veta Tierra Mines, all of which exhibit small-scale past production.  To the southwest, the La Parilla to Veta Tierra trend intersects the La Purisima trend in the region of the Anglo Mine (Figs. 4 & 5).  Review of historical plans in the Anglo area indicate that in addition to south striking, west dipping veins, mining also exploited southwest striking veins that are likely the continuation of the La Parilla to Veta Tierra trend.  Northeast of Veta Tierra, the trend is open towards the La Prieta trend and may form the southwestern continuation of the La Prieta trend.   Currently, the La Parilla to Veta Tierra trend exhibits excellent along strike potential between two main areas of past production (La Purisima – 470,000 oz. Au and La Prieta – 215,000 oz. Au).  Work to date on the Parilla to Veta Tierra trend has demonstrated potentially economic gold mineralization within all five veins.  Sample highlights from the underground workings along the La Parilla to Veta Tierra trend include:

•	An average grade of 17.7 g/t Au over an average vein width of 1.6 meters from the La Union West vein;

•	An average grade of 20.0 g/t Au over an average vein width of 0.7 meters from the Santa Eduwiges vein;
•	Of the 94 vein samples collected from surface and underground along the Parilla to Veta Tierra trend in 1999-2000, the veins average 10.6 g/t Au over an average vein width of 0.86 meters;

Alteration and boiling textures within veins near the Veta Tierra Mine suggest that the current level of exposure of the La Parilla to Veta Tierra Trend is near the top of the mineralizing system. If this interpretation proves to be correct, the La Parilla to Veta Tierra trend hosts significant exploration potential below the current level of exposure.  Down dip continuity of the veins within the La Parilla to Veta Tierra trend has been confirmed by two phases of drilling completed by Peñoles in 1992 and by Hemlock in 1997.  In addition to down dip potential, the vein system is interpreted to coalesce at deeper levels into a central feeder vein, which is likely to host significant gold mineralization through increased vein widths and the development of structurally controlled ore shoots.

San Pablo Trend (San Pablo Mine)

The San Pablo Mine, located in the central part of the project area, lies north of the La Parilla to Veta Tierra trend and south of the Los Hilos to Tres Amigos trend.  San Pablo is a relatively recent discovery at San José de Gracia, with the majority of mining occurring during the 1980’s.  With the exception of a single outcrop near one of the portals, the San Pablo vein system is exposed only within underground workings for 135 meters along strike and over a vertical extent of 35 meters.  The San Pablo trend consists of two southwest striking breccia veins, namely a sub-vertical chlorite-rich breccia vein, and a moderately dipping quartz-rich fault breccia vein; the intersection of the two veins forms a southwest plunging ore shoot.

Sampling of the two veins shows a direct correlation between gold grades and sulphide intensity in the San Pablo trend.  To date, the sub-vertical chlorite-rich breccia vein exhibits the greatest continuity of gold mineralization along strike.  Of the twenty-three samples collected, the vein averages 28.3 g/t Au over 0.85 meters.  Where the two veins intersect a moderately southwest dipping ore shoot is developed and corresponds with an increase in vein widths and gold grade, as well as the development of stockwork mineralization adjacent to the veins.  Sampling of footwall mineralization adjacent to the ore shoot has yielded 8.7 g/t Au over 10 meters and 5.4 g/t Au over 10 meters (true widths).

To the northeast, the San Pablo vein system is cut by a west striking, north dipping fault exposed in the underground workings.  A lack of old workings on the north side of this fault suggests that no attempt has been made to trace the San Pablo vein system in this area.  Similarly, the San Pablo trend appears to be unexplored to the southwest, suggesting that the trend is open along strike, as well as at depth below current workings.

La Prieta Trend (La Prieta Mine)

The La Prieta area is reported to have produced approximately 215,000 ounces of gold at an average grade of 28 g/t Au, during the period from 1895 to 1910.  Mineralization is hosted within a southwest striking, moderately northwest dipping fault breccia vein, and a flat-lying zone between two moderately northwest dipping veins. The flat-zone gently plunges to the north and exploits a pre-existing thrust fault.  From the underground workings the flat-zone measures in excess of 100 x 50 meters and averages between 1.5 and 2 meters in width (Fig. 7).  Exploration at San José de Gracia has only recently begun to evaluate the exploration potential of the La Prieta trend.  Preliminary sampling of the underground workings has returned 48.84 g/t Au over 1.6 meters from moderate dipping veins.  Maps of the San José de Gracia area show a series of old mines and workings located along strike and to the northeast of the La Prieta mine.  These workings are interpreted to form the northeast continuation of the La Prieta Trend.

Figure 3.  View of stoped areas in the La Prieta flat zone.

Los Hilos to Tres Amigos Trend (Tres Amigos, West Tres Amigos, La Ceceña, Tepehauje, Los Hilos & Sta. Rosa Mines)

The Los Hilos to Tres Amigos trend is a southwest striking, moderately northwest dipping vein system.  This vein system is exposed in a series of small workings over a 1.4 kilometer strike length and includes, from northeast to southwest, the Tres Amigos, Tres Amigos West, La Ceceña, Los Hilos Mines and probably also the Sta. Rosa Mine.  Workings along this trend include some of the oldest in the San José de Gracia camp and with the exception of the recently mined Tres Amigos and Tres Amigos West, are largely inaccessible.  Plans and sections indicate that individual mines on this trend were typically mined for 50 to 100 meters strike length and 25 to 50 meters down dip, with mining along strike often terminated by faults.  Detailed mapping on surface and in the Tres Amigos and Tres Amigos West undergrounds in 1999-2000 indicates that mineralization in this area represents a single mineralized trend of over 1.4 kilometers strike length, cut by west and northwest trending faults with relatively minor offset.

The geochemical signature of the Los Hilos to Tres Amigos trend shows significant lateral variation, from a gold-rich quartz-carbonate, low sulphide vein in the Los Hilos area to a polymetallic, sulphide-rich quartz vein at Tres Amigos.  The Tres Amigos area was a main target area in Hemlock’s 1997 drill program (3,122 meters in 26 DDH).  This work demonstrated that at Tres Amigos the vein averages 5.9 g/t Au over 2.6 meters, and that ore shoots are developed within zones of flattening.  Recent reinterpretation suggests that cross structures, such as the southeast striking, southwest dipping Orange Tree vein (210 g/t Au over 0.4 meters from surface) may be important in the development of ore shoots in this area.  Further south in the Los Hilos area, samples of low sulphide quartz-carbonate vein material from surface and the Los Hilos Portal have yielded grades of 104 g/t Au.

Argyllic Zone

The Argyllic Zone is an approximately 400 by 500 meter zone of strong to intense Argyllic alteration located south-southwest of Purisima Ridge (Fig. 2).  This area was outside the scope of recent exploration however, future work in this area will focus on assessing the potential for disseminated gold mineralization within this broad alteration zone.

Infrastructure, Mining Camp, and Field Offices:

The SJG Property is located approximately 60 Kilometers from Guamuchil, Sinaloa, and is accessible by mountain road, or by an airstrip at the property.  The nearest power facility is approximately 30 kilometers.  The company maintains a mining camp facility at SJG, including housing quarters for approximately 50 persons, a lunchroom, kitchen, geologic office, core sheds, and related buildings.  Power is supplied via cat generators.

Mill Facility

A Mill facility remains on the SJG property near the camp, which was utilized in the production activity from 2003 through 2006. (See Item 1. Description of Business.) The mill capacity is approximately 150 tons / day, through a crushing, grinding, gravity, flotation circuit.  The current status of the Mill is care and maintenance as the exploration drilling at SJG continues.  The Company expects that any future production activity at SJG would be conducted in a scale much larger than the current on site capability of the Mill and equipment.  Related equipment such as diesel generators, mobile equipment, dozer, backhoe, and trucks are owned by DynaMexico and currently utilized in exploration activities.

Lab

A field laboratory is maintained within the camp facility.  The Company utilized the field lab for Assaying services during its production activities.  Assays were performed by company personnel for mined ore, feed ore, gravity and flotation concentrates, and tailings.  The current status of the lab and equipment is care and maintenance.  The Company anticipates utilizing the lab facility in the future for providing quick check assays to support the exploration works.

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ITEM 4.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND   MANAGEMENT.

The following table sets forth the amount and nature of beneficial ownership of each of the executive officers and directors of the Company and each person known to be a beneficial owner of more than five percent of the issued and outstanding shares of the Company as of December 31, 2008.  The following table sets forth the information based on 9,073,913 common shares issued and outstanding as of December 31, 2008 .

COMMON STOCK	Beneficial Owner	Address	Common Shares	Percent Ownership

Common Stock	K.W. (“K.D.”) Diepholz Chairman / CEO	1303 Regency Court Southlake, Texas 76092	1,437,500	15.84%

Common Stock	Charles Smith CFO; Secretary; Director	709-B West Rusk #580 Rockwall, Texas 75087	218,750	2.41%

Common Stock	Charles Smith, through Smith Family LP.; CFO; Secretary; Director	4246 Clairmont Birmingham, AL 35222	231,250	2.55%

Common Stock	Melvin E. Tidwell Director;	4804 Picadilly Place Tyler, Texas 75703	69,079	0.76%

Common Stock	Bradford J. Saulter VP., Investor Relations	7618 Straits Lane Rowlett, Texas 75088	86,833	.957%

Common Stock	Dale Langenderfer Shareholder;	3407 Oak Alley Court #402 Toledo, Ohio 43606	479,030	5.28%

	All Officers, Directors And Beneficial owners as a Group (5 Persons)		2,522,442	27.80%

None of the Shares described above are subject to options which are either (a) vested, or, (b) will vest within 60 days.

The officers and directors and those 5 % beneficial owners held the following options as of December 31, 2008:

Common Stock Options:

Option Holder	# of options	Strike Price	Expiration
K.W. Diepholz	250,000	$2.50	11/15/2009
Charles Smith	50,000	$2.50	11/15/2009
Bradford J. Saulter	50,000	$2.50	11/15/2009
Dale Langenderfer	175,000	$2.50	11/15/2008 (Expired)

ITEM 5.     DIRECTORS AND EXECUTIVE OFFICERS.

The following table lists the names and ages of the executive officers, directors and key consultants of the Company.  The directors will continue to serve until the next annual shareholders meeting, or until their successors are elected and qualified.   Mr. Diepholz, Mr. Smith, and Mr. Tidwell have been elected to serve through 2011, in conjunction with the terms and schedule of the Earn In / Option Agreement.   All officers serve at the discretion of the President, Chairman of the Board of Directors, and members of the Board of Directors.

Name	Age	Position	Held Since
K. W. (K.D.) Diepholz 1303 Regency Court Southlake, Texas 76092	51	Chairman of The Board, CEO, Treasurer	May 1995 May 1997

Charles Smith 709-B West Rusk #580 Rockwall, Texas 75087	51	Chief Financial Officer, Secretary and Director	May 2005

Melvin E. Tidwell 4804 Piccadilly Place Tyler, Texas 75703	63	Director	May 1994

Bradford J. Saulter 7618 Straits Lane Rowlett, Texas 75088	47	Vice President – Investor Relations	May 1998

K.W. Diepholz - Graduated Lake Land College, Southern Illinois University; Communications and Business Emphasis; Regional Director - Fidelity Union Insurance and Investment, Dallas, Texas (1980 -1983); President - KWD Properties Corporation, Mattoon, Illinois (1983 - 1989); a privately-held Oil & Gas Exploration and Development Company involved in all phases of The Oil & Gas Business, and Various Types of Partnerships; Vice President - American Investment Retirement Corporation, Phoenix, Arizona (1990 - 1991), Involved in Program Structuring for Pension Accounts;  Vice President - Ideal Securities, Inc., Dallas, Texas (1992);  Program Structuring and Marketing Management;  President - DP Phoenix, a Real Estate Investment Company, Phoenix, Arizona (1991 -1992);  Investment Program Structuring, Real Estate Acquisitions, General Management;   Director:  Farm Partners, Inc., Dallas, Texas

(1992-Present);  General Management of this General Partner to Precious Metals Limited Partnership; DP Group Ltd., Dallas, Texas (1993 - Present);  President of this independent Marketing firm; Dynacap Group Ltd., Dallas, Texas (1992 - Present);  President of this Consulting and Management firm, directing the management of certain Limited Liability Investment Companies; DynaResource, Inc. (f/k/a: West Coast Mines, Inc.), Dallas, Texas (1994 - Present);  Chairman, President, Treasurer, and Director. Special skills in the areas of Business Development, Project Planning, Corporate Financing, Acquisition Analysis, Investment Program Interpretation and Structuring.

Charles Smith.     Mr. Smith graduated from Boston University, Boston, Massachusetts in 1979 and since that time has been a Certified Public Accountant involved in all phases of business including audit and tax matters. He is a consultant to various companies.  Mr. Smith’s business affiliations the past five years follow:  Chief Financial Officer of DynaResource, Inc. – May 2005 to present. Chairman of Dynacap Group, Ltd. - a consulting and management firm - 1992 to the present. Sole proprietor as a Certified Public Accountant - 1983 to the present. Sole officer and Director - MC Cambridge, Inc. - a financial consulting firm - 1997 to present.

Melvin E. Tidwell, P.E. - Professional Engineer, registered in California in 1977; Control Systems Engineer; Instrument Engineer on over 80 Projects Worldwide; Instrument Startup Engineer on over 50 Projects Worldwide; Affiliated / Associated with following Companies over the past 25 years: Weyerhaeuser Company, Howe-Baker Engineers, LaGloria Oil & Gas Co., IWATANI Electronics (Japan), EQM (Mexico), Kyodo Oxygen Co., Ltd. (Japan), Chin Yang Fine Chemical Co. (South Korea), Hankuk Glass Mfg. Co. (South Korea), Hunt Oil Co., Liquid Carbonics Co., Celanese Mexicana (Mexico), Grain Power Tucumcari Ltd., Jetco Chemical Inc., Claiborne Gasoline Co., Conoco, Chevron, Metano Gas (now Exxon), Union Oil, Texaco Angola, Petrofac, Alfurat (Syrian Oil Co.), Arco, Chevron / Placer Cego, Tidwell & Associates;  with  Engineering / Management Experience in the following Project Areas:  Startup & Engineering - $ 160 Million Linerboard Paper Mill; Chief Instrument Engineer - chemical division;  DEA Gas Treating & Sulfur Recovery Plant;  One Part / million H2 Plant;  Startup Hydrogen Plants;  H2 / CO Cosorb Plant;  Startup H2 / CO synthesis Gas Plant & Cold Box;  Startup Ethanol Plant;  Specialties Chemicals Expansion - Foxboro 200 instruments;  Startup & Calibration 75,000 BPD Crude Distillation Facility;  Instrument Engineer - 1st Oxygen Enrichment Cope Unit;  Instrument Engineer, Startup & checkout - 30 TPD Selectox SRU;  Instrument Engineer - Offshore Oil & Gas Production Facility;  Lead Instrument Engineer - 60,000 BPD Oil Production Facility;  Instrument Checkout, Calibration, and Inspection prior to startup - Selectox Sulfur Units (Honeywell TDC 3000 DCS) (Foxboro 760 Electronics Controllers);  Startup Amine Plant and Sulfur Plant, and System Engineering (Foxboro and Westinghouse PLC);  Instrument Engineer, Field Startup and Checkout - CCR, HDS, MTBE, Hydrogen and Cryogenic Plants.  Founder, President - Tidwell & Associates, a private engineering consulting Firm (1993 to Present); Director – DynaResource, Inc. (f/k/a: West Coast Mines, Inc.), Dallas, (1994 to present).

Bradford J. Saulter - Attended University of Texas, Austin, Texas; Marketing Department of Metagram, Inc., a Dallas National Marketing Company; Regional Manager for Lugar, Lynch, & Associates, A Dallas Financial Services Company, Involved in Sales & Marketing of Various Investment Products; Independent Marketing Consultant; Series 22 & 63 Securities License; Vice President / Marketing - Dynacap Group Ltd. (1992 - Present); Director: Farm Partners, Inc. (1992 - Present), Vice President – Investor Relations - DynaResource, Inc., Dallas, Texas (1995 to present).

To the knowledge of the Company, no present or former director, executive officer, or person nominated to become a director or executive of the Company, or consultants to the Company has ever:
1.)           Filed a bankruptcy petition by or against any business of which such person was a general partner or executive officer whether at the time of the bankruptcy or with two years prior to that time;
2.)           Had any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.)           Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and,

4.)           Been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed suspended or vacated.

ITEM 6.                   EXECUTIVE COMPENSATION.

The following officers received the following compensation for the years ended December 31, 2006 and 2007. These officers do not have employment contracts with the company.

Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	Nonequity incentive plan compensation	Nonqualified deferred compensation	All other compensation *

K.W. Diepholz CEO, President	2007 2006	$150,000 $150,000	None None	None 89,981	None None	None None	None None	$112,500 $ 90,360

Charles Smith CFO , Secretary	2007 2006	$24,000 $24,000	None None	None 72,676	None None	None None	None None	$ 2,500 None

Bradford J. Saulter VP – Investor Relations	2007 2006	$60,000 $53,750	None None	None 25,000	None None	None None	None None	$2,500. None

* The Company paid consulting fees to Dynacap Group, Ltd. As disclosed in the financial statements.  This remuneration was paid from the funds received by Dynacap.

	Option Awards					Stock Awards
Name and principal position	Number of Securities Underlying Unexercised options (#) exercisable	Number of Securities Underlying Unexercised options (#) unexercisable	Equity incentive plan awards	Option exercise price	Option expiration date	Number of share awards that have not vested

K.W. Diepholz CEO, President	250,000	None	None	$2.50	11/15/2009	None

Charles Smith CFO, Secretary	50,000	None	None	$2.50	11/15/2009	None

Melvin Tidwell Director	50,000	None	None	$2.50	11/15/2009	None

Bradford J. Saulter VP – Investor Relations	25,000	None	None	$2.50	11/15/2009	None

ITEM 7.                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

The Company has paid cash remuneration for services to Dynacap Group Ltd., a private consulting firm.   Mr. K.W. Diepholz - Chairman and CEO of the Company and Mr. Charles Smith, Chief Financial Officer, are the Managers of Dynacap Group, Ltd.

The Company has paid cash compensation as follows, to related parties or officers during the years ended December 31, 2006 and 2007:
In 2007, the Company paid $182,738 to Dynacap Group, Ltd. for consulting and other fees;

•	In 2006, the Company paid $140,360 to Dynacap Group, Ltd. for consulting and other fees.

In addition, the Company issued 287,566 shares of common stock to its officers and/or directors for services in 2006. No shares were issued to officers and/or directors in 2007 or 2008.

The Company is not aware of any other material relationships or related transactions between the Company and any officers, directors or holders of more than five percent of any class of outstanding securities of the issuer.

ITEM 8.                   LEGAL PROCEEDINGS.

The Company is not currently involved in any legal proceedings.

ITEM 9.                   MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON EQUITY AND RELATED MATTERS.

The Company is organized under the laws of Delaware, and its common stock is traded on the “pink sheets” under the symbol "DYNR".  The following table sets forth, for the periods indicated, the high and low bid quotations which set forth reflect inter-dealer prices, without retail mark-up or mark-down and without commissions; and may not reflect actual transactions.  No cash dividends on the Company common stock have been declared or paid since the Company's inception and no dividends are anticipated in the future. The Company had approximately 550 shareholders at December 31, 2008.

Calendar Quarter Ending	High	Low
March 31, 2006	0.25	0.25
June 30, 2006	0.25	0.05
September 30, 2006	0.05	0.05
December 31, 2006	0.06	0.05
March 31, 2007	0.05	0.25
June 30, 2007	2.05	1.50
September 30, 2007	3.60	2.40
December 31, 2007	2.90	2.60

ITEM 10.                    RECENT SALES OF UNREGISTERED SECURITIES.

•	In 2006, the Company issued 240,915 shares of common stock for $ 722,882 cash to 34 individuals or entities; of which 29 were accredited, 5 non-accredited. Of the 29 accredited, 3 were foreign;

•	In 2006, the Company issued 62,500 shares of common stock to unrelated consultants and employees and 287,566 shares of common stock to officers and directors for services valued at $700,132;

•	In 2006, the Company issued 40,000 shares of common stock for the conversion of promissory notes in the amount of $ 88,000. plus accrued interest; to one unrelated consultant;

•	In 2006, the Company issued 10,275 shares of common stock for the discharge of $ 30,825 of legal fees to the Company’s legal representative;

•	In 2006, the Company issued 261,581 shares of common stock to acquire certain preferred rights from shareholders; of which 20 were accredited and 4 non-accredited;

•	In 2007, the Company issued 365,295 shares of common stock for $ 1,145,314 cash to 37 individuals or entities; of which 30 were accredited and 7 non-accredited;

•	In 2007, the Company issued 36,529 shares of common stock for services valued at $109,587 to unrelated consultants and employees;

•	In 2008, the Company issued 21,880 shares of common stock for $ 109,400. Cash, to 3 individuals or entities; of which one was accredited and two were non-accredited;;

•	In 2008, the Company issued 12,000 shares for the exercise of options @ $3.75, for $ 45,000. Cash; to one accredited individual;

•	In 2008, the Company issued 613,144 shares for the exercise of options @ $2.50; for $ 1,532,860 Cash; to 40 individuals; of which 36 were accredited and 4 were non-accredited;

•	In 2008, the Company issued 147,565 shares for services valued at $ 420,101., to unrelated consultants and employees;

•	In 2008, the Company issued 2,500 shares of common stock for the discharge of $ 10,000. in legal fees to the Company’s legal representative;

The Company was the Seller/Issuer of the above securities, and no underwriters were used.  No underwriting discounts, commissions or selling commissions were paid in connection with any of the prior sales of the Company securities.    The shares were issued pursuant to the exemption from registration found in Rule 506 of Regulation D.

ITEM 11.                    DESCRIPTION OF COMPANY'S SECURITIES TO BE REGISTERED.

Common Stock:

The Company is authorized to issue 12,500,000 shares of common stock, par value of $0.01, of which 9,073,913 shares are issued and outstanding as of December 31, 2008.  Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds available therefore, subject to any priority as to dividends for Preferred Stock that may be outstanding.  Holders of Common Stock are entitled to cast one vote for each share held at all stockholder meetings for all purposes, including the election of directors.  The holders of more than 50% of the Common Stock issued and outstanding and entitled to vote, present in person or by proxy, constitute a quorum at all meetings of stockholders. The vote of the holders of a majority of Common Stock present at such a meeting will decide any question brought before such meeting, except for certain actions such as amendments to the Company's Certificate of Incorporation, mergers or dissolutions which require the vote of the holders of a majority of the outstanding Common Stock.  Upon liquidation or dissolution, the holder of each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to such stockholder after payment of all liabilities and after distributions to preferred stockholders legally entitled to such distributions.

Holders of Common Stock do not have any preemptive, subscription or redemption rights. They are entitled to cumulative voting rights under the Delaware Corporations Code.  Under cumulative voting, minority shareholders may have the right to vote one or more members onto the Company's Board of Directors. All outstanding shares of Common Stock are fully paid and non-assessable.  The holders of the Common Stock do not have any registration rights with respect to the stock.

The Company is authorized to issue a total of 10,000 Series A Preferred Shares, and has outstanding 1,000 shares of Series A Preferred shares. These preferred shares have the right to elect a majority of the Board of Directors. The Preferred A shares have no other priority over the Common Stock.   There are no other Preferred Shares authorized or outstanding. There are no Class B Shares, nor any other classes of common shares, authorized or outstanding.”

Transfer Agent and Registrar:

The Company's Transfer Agent is Signature Stock Transfer, Inc., 2632 Coachlight Court, Plano, Texas 75093, (972) 612-4120.

ITEM 12.                    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our bylaws provide that the liability of our officers and directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware Law, which includes elimination of liability for monetary damages for defense of civil or criminal actions. The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Under the laws of Delaware and the Company's Articles of Incorporation, the Company's directors will have no personal liability to the Company or its stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his duty of care.  This provision does not apply to the directors (i) breach of their duty of loyalty, (ii) acts or omissions not in good faith or involving intentional violations of law, (iii) illegal payment of dividends, stock repurchases, or stock redemption, and (iv) approval of any transaction from which a director derives an improper personal benefit.  Directors may be responsible to the Company's shareholders for damages suffered by the Company or its shareholders as a result of a breach of their fiduciary duty.

In so far as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for directors, officers or person controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission each indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 13.                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Not required.

ITEM 14.                   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

The Company has had no disagreements with its accountants regarding accounting and financial disclosure.

ITEM 15.                   FINANCIAL STATEMENTS AND EXHIBITS.

Incorporated into and forming an integral part of this Form 10 are the audited financial statements for the Company for the years ended December 31, 2007 and 2006. The financial statements as of December 31, 2007 and 2006, of the company included in this prospectus have been audited by The Hall Group, CPAs, independent certified public accountants, as set forth in their report. The financial statements have been included in reliance upon the authority of them as experts in accounting and auditing.

The financial statements as of September 30, 2008, and for the nine months ended September 30, 2008 of the company included in this prospectus have been prepared by management and include all adjustments required by generally accepted accounting principles which in the opinion of management are necessary in order to make the financial statements not misleading. They have not been audited but have been reviewed by our auditors, The Hall Group, CPAs.

Financial Statements:

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2007 and 2006

Consolidated Statements of Operations for the Years Ended December 31, 2007 and 2006 and Cumulative since Reentering the Exploration Stage (January 1, 2007) through December 31, 2007

Consolidated Statement of Changes in Stockholders’ Equity for the Years Ended December 31, 2007 and 2006

Consolidated Statements of Cash Flows for the Years Ended December 31, 2007 and 2006 and Cumulative since Reentering the Exploration Stage (January 1, 2007) through December 31, 2007

Notes to the Consolidated Financial Statements

Management Prepared Financial Statements (Unaudited)

Consolidated Balance Sheets as of September 30, 2008 and December 31, 2007

Consolidated Statements of Operations for the Nine Months Ended September 30, 2008 and 2007 and Cumulative since Reentering the Exploration Stage (January 1, 2007) through September 30, 2008

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2008 and 2007 and Cumulative since Reentering the Exploration Stage (January 1, 2007) through September 30, 2008

Notes to the Consolidated Financial Statements

Exhibits:
3.1	* Articles of Incorporation – West Coast Mines, Inc.

3.2	* Articles of Amendment 1940

3.3	* Articles of Amendment 1943

3.4	* Articles of Amendment 1996

3.5	* Articles-Dynaresource-1997

3.6	* Agreement & Certificate of Merger 1998

3.7	* Articles of Amendment 1998

3.8	* Articles of Amendment 2007

3.9	* Bylaws

21.1	Subsidiaries of Registrant

23.1	Consent of CPAs

99.1	Earn In / Option Agreement (the “Earn In Agreement”, “Earn In”), dated September 1, 2006 by and between DynaResource, Inc., DynaResource de Mexico S.A. de C. V. and Goldgroup Resources, Inc.

99.2
Memorandum of Understanding dated July 29, 2008 by and between DynaResource, Inc. and Goldgroup Resources, Inc. Clarification of operating structure and activity under the Earn-In/Option Agreement with Goldgroup Resources Inc.

99.3	Drill intercepts summary file

99.4	Agreement with Dynacap Group, Ltd.

* Documents Previously filed

No dealer, salesman or any other person has been authorized to give any quotation or to make any representations in connection with the offering described herein, other than those contained in this Prospectus.  If given or made, such other information or representation'; must not he relied upon as having been authorized by the Company or by any Underwriter.  This Prospectus does not constitute an offer to sell, or a solicitation of an otter to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

Until the 90th day after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form 10 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Irving, State of Texas, on February 10, 2009 .

DynaResource, Inc.

By:  /s/  K.W. (“K.D.”) Diepholz
K.W. Diepholz, President

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the dates stated.

Signature	Title	Date

/s/ K.W. (“K.D.” Diepholz	President and	February 10, 2009
K.W. (“K.D.”) Diepholz	Chairman of the Board

/s/ K.W. (“K.D.”) Diepholz	Chief Executive Officer	February 10, 2009
K.W. (“K.D.”) Diepholz

/s/ Charles Smith	Chief Financial Officer	February 10, 2009
Charles Smith

/s/ Charles Smith	Chief Accounting Officer	February 10, 2009
Charles Smith

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Management of
DynaResource, Inc.
Irving, Texas

We have audited the accompanying consolidated balance sheets of DynaResource, Inc. and subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2007 and 2006 and for the period since Reentering the Exploration Stage (January 1, 2007) through December 31, 2007.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

We were not engaged to examine management’s assertion about the effectiveness of DynaResource, Inc.’s internal control over financial reporting as of December 31, 2007 and, accordingly, we do not express an opinion thereon.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DynaResource, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the the years ended December 31, 2007 and 2006 and for the period since Reentering the Exploration Stage (January 1, 2007) through December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 12 of the consolidated financial statements, the Company corrected an error and restated previously issued financial statements.

/s/  The Hall Group, CPAs
The Hall Group, CPAs
Dallas, Texas

April 15, 2008, except for note 12, as to which the date is December 1, 2008

DYNARESOURCE, INC.
(An Exploration Stage Company)
Consolidated Balance Sheets
December 31, 2007 and 2006

	2007	2006
	(restated)
ASSETS
Current Assets
Cash and Cash Equivalents	$2,060,665	$820,840
Accounts Receivable (Net of Allowance of $0 and $0)	13,079	199,143
Foreign Tax Receivable	151,852	49,204
Other Current Assets	72,063	77,091
Total Current Assets	2,297,659	1,146,278

Fixed Assets
Mining Camp Equipment and Fixtures (Net of Accumulated
Depreciation of $325,507 and $237,713)	389,731	391,666
Mining Properties (Net of Accumulated Amortization of $288,510 and $229,913)	4,414,857	4,607,003
Total Fixed Assets	4,804,588	4,998,669

TOTAL ASSETS	$7,102,247	$6,144,947

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$0	$41,404
Accrued Expenses	40,165	104,136
Total Current Liabilities	40,165	145,540

Long-Term Liabilities
Deferred Income Tax Liability	0	38,259
Total Long-Term Liabilities	0	38,259

Total Liabilities	40,165	183,799

Minority Interest	344,980	0

Stockholders' Equity
Preferred Stock ($1.00 par value, 10,000 shares authorized,
1,000 and 0 shares issued and outstanding)	1,000	0
Common Stock ($.01 par value, 12,500,000 shares authorized,
8,276,824 and 7,875,000 shares issued and outstanding)	82,768	78,750
Preferred Rights	40,000	40,000
Additional Paid-In Capital	15,874,681	11,925,774
Treasury Stock	(7,500)	0
Other Comprehensive Income (Loss)	41,711	(80,860)
Accumulated Deficit	(6,002,516)	(6,002,516)
Accumulated Deficit Since Reentering the Exploration Stage	(3,313,042)	0
Total Stockholders' Equity	6,717,102	5,961,148

TOTAL LIABILITIES, MINORITY INTEREST AND
STOCKHOLDERS' EQUITY	$7,102,247	$6,144,947

The accompanying notes are an integral part of these financial statements.

DYNARESOURCE, INC.
(An Exploration Stage Company)
Consolidated Statements of Operations
For the Years Ended December 31, 2007 and 2006
and Cumulative Since Reentering the Exploration Stage (January 1, 2007) through December 31, 2007

			Cumulative since
			reentering
			Exploration Stage
	For the Year Ended		(January 1, 2007)
	December 31,		through
	2007	2006	December 31, 2007

REVENUES	$0	$1,647,665	$0

COST OF SALES (exclusive of depreciation and
amortization shown separately below)
Production Costs	0	467,993	0
Exploration Costs	2,097,378	695,967	2,097,378
Product Delivery Costs	0	26,429	0
Total Cost of Sales	2,097,378	1,190,389	2,097,378
GROSS PROFIT (DEFICIT)	(2,097,378)	457,276	(2,097,378)

OPERATING EXPENSES
Depreciation and Amortization	146,391	147,414	146,391
General and Administrative	976,512	1,591,168	976,512
TOTAL OPERATING EXPENSES	1,122,903	1,738,582	1,122,903

NET OPERATING INCOME (LOSS)	(3,220,281)	(1,281,306)	(3,220,281)

OTHER INCOME (EXPENSE)
Portfolio Income	6,627	7,159	6,627
TOTAL OTHER INCOME (EXPENSE)	6,627	7,159	6,627

NET INCOME (LOSS) BEFORE INCOME TAXES
AND EXTRAORDINARY ITEMS	(3,213,654)	(1,274,147)	(3,213,654)

Provision for Income Taxes (Expense) Benefit	38,259	0	38,259
Minority Earnings (Loss) in Subsidiary	0	0	0
Extraordinary Items (Note 10)	0	(923,641)	0

NET INCOME (LOSS)	$(3,175,395)	$(2,197,788)	$(3,175,395)

Currency Translation Gain (Loss)	(7,825)	(452,543)	(7,825)

COMPREHENSIVE LOSS	$(3,183,220)	$(2,650,331)	$(3,183,220)

EARNINGS PER SHARE
Weighted Average of Outstanding Shares, Basic	7,945,319	7,304,139	7,945,319
Income (Loss) per Common Share, Basic	$(0.40)	$(0.30)	$(0.40)

Weighted Average of Outstanding Shares, Diluted	9,669,902	9,028,722
Income (Loss) per Common Share, Diluted	$(0.33)	$(0.24)

The accompanying notes are an integral part of these financial statements.

DYNARESOURCE, INC.
(An Exploration Stage Company)
Consolidated Statement of Changes in Stockholders' Equity
For the Years Ended December 31, 2007 and 2006
(Restated)

											Accumulated Deficit
											Since Reentering
							Additional		Other		the
	Common		Preferred		Preferred	Preferred	Paid In	Treasury	Comp	Accumulated	Exploration
	Shares	Amount	Shares	Amount	Rights	Amount	Capital	Stock	Income	Deficit	Stage	Totals

Balance, December 31, 2005	6,972,163	$69,722	0	$0	40,000	$40,000	$9,287,582	$	$	$(3,352,185)	$0	$6,045,119

Sale of Common Shares	240,915	2,410					720,472					722,882
Issuance of Common Shares for Services	350,066	3,500					696,632					700,132
Issuance of Common Shares for Debt	40,000	400					79,600					80,000
Issuance of Common Shares for AP	10,275	103					38,722					38,825
Preferred Rights Repurchased	261,581	2,615					782,135					784,750
Other Comprehensive Income									(80,860)			(80,860)
Dyna Mexico Earn In							320,631					320,631
Net (Loss)										(2,650,331)		(2,650,331)

Balance, December 31, 2006	7,875,000	$78,750	0	$0	40,000	$40,000	$11,925,774	$0	$(80,860)	$(6,002,516)	$0	$5,961,148

Sale of Common Shares	365,295	3,653					1,141,661					1,145,314
Issuance of Common Shares for Services	36,529	365					109,222					109,587
Issuance of Preferred Shares			1,000	1,000								1,000
Treasury Stock Purchased								(7,500)				(7,500)
Other Comprehensive Income									122,571			122,571
Dyna Mexico Earn In							3,043,004					3,043,004
Transfer Earn In to Minority Interest							(344,980)					(344,980)
Dividends - Property											(129,822)	(129,822)
Net (Loss)											(3,183,220)	(3,183,220)

Balance, December 31, 2007	8,276,824	$82,768	1,000	$1,000	40,000	$40,000	$15,874,681	$(7,500)	$41,711	$(6,002,516)	$(3,313,042)	$6,717,102

The accompanying notes are an integral part of these financial statements.

DYNARESOURCE, INC.
(An Exploration Stage Company)
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2007 and 2006
and Cumulative Since Reentering the Exploration Stage (January 1, 2007) through December 31, 2007

			Cumulative since
			reentering the
			Exploration Stage
	For the Year Ended		(January 1, 2007)
	December 31,		through
	2007	2006	December 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(3,175,395)	$(2,197,788)	$(3,175,395)
Adjustments to reconcile net income to net cash
provided by operating activities:
Issuance of Common Shares for Services	109,587	700,132	109,587
Issuance of Common Shares for Accounts Payable	0	38,825	0
Issuance of Preferred Shares for Services	1,000	0	1,000
Depreciation and Amortization	146,391	147,414	146,391
(Increase) Decrease in Accounts Receivable	186,064	(96,527)	186,064
Decrease in Inventory	0	354,240	0
(Increase) in Foreign Tax Receivable	(102,648)	(25,336)	(102,648)
Decrease in Other Current Assets	5,028	73,489	5,028
(Decrease) in Accounts Payable	(41,404)	(15,870)	(41,404)
(Decrease) in Accrued Expenses	(63,971)	0	(63,971)
(Decrease) in Deferred Tax Liability	(38,259)	0	(38,259)
Net Cash (Used) by Operating Activities	(2,973,607)	(1,021,421)	(2,973,607)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Fixed Assets	(82,132)	(104,521)	(82,132)
Net Cash Provided (Used) by Investing Activities	(82,132)	(104,521)	(82,132)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of Preferred Rights	0	784,750	0
Sale of Common Shares	1,145,314	722,882	1,145,314
Issuance of Common Shares for Debt	0	80,000	0
Dyna Mexico Earn-In	3,043,004	320,631	3,043,004
Other Comprehensive Income	122,571	(80,860)	122,571
Purchase of Treasury Shares	(7,500)	0	(7,500)
Net Cash Provided by Financing Activities	4,303,389	1,827,403	4,303,389
Effect of exchange rate on cash	(7,825)	(452,543)	(7,825)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	1,239,825	248,918	1,239,825

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	820,840	571,922	820,840

CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,060,665	$820,840	$2,060,665

SUPPLEMENTAL DISCLOSURES
Cash Paid During the Year for Interest Expense	$0	$0	$0
Non-Cash Dividend of Property	$129,822	$0	$129,822

The accompanying notes are an integral part of these financial statements.

DYNARESOURCE, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 1 – NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities, History and Organization:

DynaResource, Inc. (The “Company”) was organized September 28, 1937, as a California corporation under the name of West Coast Mines, Inc.  In 1998, the Company re-domiciled to Delaware and changed its name to DynaResource, Inc.  The Company is in the business of acquiring, investing in, and developing precious metal properties, and the production of precious metals.

In 2000, the Company formed a wholly owned subsidiary, DynaResource de Mexico S.A. de C.V. chartered in Mexico (“DynaMexico”).  This Company was formed to acquire, invest in and develop resource properties in Mexico.  In 2005, the Company formed DynaResource Operaciones de San Jose De Gracia S.A. de C.V. (“DynaOperaciones”) and acquired effective control of Mineras de DynaResource S.A. de C.V. (formerly Minera Finesterre, S.A. de C.V.) (“MinerasDyna”).   The Company owns 25% of Mineras and acquired effective control of Mineras by acquiring the option to purchase the remaining 75% of the Shares of Mineras for seventy five pesos (approximately $7.00 in United States dollars), as of December 31, 2007.   The Agreement also provided that the other shareholders relinquish and forfeit any and all rights, interests and claims in and to the Corporation and in or to any of the rights or assets owned or controlled by the Corporation.  The Option expires at January 6, 2010.   The results of Mineras are consolidated with those of the Company.

In January 2008, the Company transferred 15% of the ownership of DynaMexico to Goldgroup Resources Inc., in exchange for $3,000,000 (see Note 6 and 11 below).

The Company produced approximately $7,000,000 in revenues from production activities during the years ended December 31, 2003 through 2006, and suspended this activity voluntarily to concentrate its efforts on exploration and development. In accordance with that decision, as of January 1, 2007, the Company reentered the Exploration Stage and has presented its cumulative results since reentering the Exploration Stage, in accordance with Statement of Financial Accounting Standard (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises,”  and will continue this presentation until it again has revenues from operations.

Basis of Presentation:

The Company prepares its financials statements on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States.

DYNARESOURCE, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 1 – (CONTINUED)

Principles of Consolidation:

The financial statements include the accounts of DynaResource, Inc. as well as DynaResource de Mexico, S.A. de C.V., DynaResource Operaciones de San Jose De Garcia, S.A. de C.V. and Mineras de DynaResource S.A. de C.V.  All significant inter-company transactions have been eliminated.

Cash and Cash Equivalents:

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.  At times, cash balances may be in excess of the FDIC insurance limits.  The carrying amount approximates fair market value.

Accounts Receivable and Allowance for Doubtful Accounts:

The allowance reserve for accounts receivable is recorded when receivables are considered to be doubtful of collection.  No allowance has been established as all receivables were deemed to be fully collectible.

Inventory:

As the Company ceased mining production in 2006, there is no inventory for the year ending December 31, 2007.

Property and Equipment:

Property and equipment is valued at cost.  Depreciation is recorded over each asset’s estimated useful life.  Upon retirement and disposal, the asset’s book value is removed from the related accounts and any resulting gain or loss is included in the determination of the net income.  Expenditures for geological and engineering studies, maintenance and claim renewals are charged to expense when incurred.  Additions and significant improvements are capitalized and depreciated.

Mining Properties:

Mining properties consist of mineral rights (concessions from governments) and are carried at cost.  Amortization is provided based on annual gold production compared to its estimated gold reserves.

DYNARESOURCE, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 1 – (CONTINUED)

The Company is an ‘Exploration Stage’ company as defined in “SEC Industry Guide 7”.  Mining properties consist of 34 concessions at the San Jose de Gracia property the basis of which are deferred until the properties are brought into production, at which time they will be amortized on the unit of production method based on estimated recoverable reserves.  If it is determined that the deferred costs related to a property are not recoverable over its productive life, those costs will be written down to fair value as a charge to operations in the period in which the determination is made. The amounts at which mineral properties and the related deferred costs are recorded do not necessarily reflect present or future values.

The recoverability of the book value of each property will be assessed annually for indicators of impairment such as adverse changes to any of the following:

•	estimated recoverable ounces of gold, silver or other precious minerals;
•	estimated future commodity prices;
•	estimated expected future operating costs, capital expenditures and reclamation expenditures

A write-down to fair value will be recorded when the expected future cash flow is less than the net book value of the property or when events or changes in the property indicate that carrying amounts are not recoverable.  This analysis will be completed as needed, and at least annually.  As of the date of this filing no events have occurred that would require write-down of any assets.

Exploration, development, direct field costs and administrative costs are expensed in the period incurred.

The carrying amounts of the mining concessions will be reviewed at each balance sheet date to determine whether there is any indication of impairment. If such indication of impairment exists, the asset’s recoverable amount will be reduced to its estimated fair value. As of December 31, 2007 no indications of impairment existed.

Use of Estimates:

In order to prepare financial statements in conformity with accounting principles generally accepted in the United States, management must make estimates, judgments and assumptions that affect the amounts reported in the financials statements and determines whether contingent assets and liabilities, if any, are disclosed in the financial statements.  The ultimate resolution of issues requiring these estimates and assumptions could differ significantly from resolution currently anticipated by management and on which the financial statements are based.

DYNARESOURCE, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 1 – (CONTINUED)

Revenue Recognition:

DynaResource, Inc. recognizes revenue when persuasive evidence of an arrangement exists, delivery or service has occurred, the sale price is fixed or determinable and receipt is probable.

Earnings (Loss) per Common Share:

Earnings (loss) attributable to common stock is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year.   Diluted loss per share is computed using the weighted average number of shares and the potentially dilutive common shares outstanding that are assumed to be exercised.

Reclassifications

Certain amounts have been reclassified to conform to current year presentation.

NOTE 2 – PROPERTY AND EQUIPMENT

Furniture and equipment is stated at cost and consists of the following:

Mining Camp Equipment and Fixtures	$454,473
Transportation Equipment	155,084
Lab Equipment	14,306
Machinery and Equipment	33,211
Office Furniture and Fixtures	22,376
Office Equipment	3,448
Computer Equipment	32,250

$715,238
Less: Accumulated Depreciation	(325,507)

Total	$389,731

Depreciation has been provided over each asset’s estimated useful life.  Depreciation expense was $87,794 and $80,693 for the years ended December 31, 2007 and 2006, respectively.

DYNARESOURCE, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 3 – MINING PROPERTIES

Mining properties are carried at the lower of cost or market value.

San Jose de Gracia:
Mining Concessions	$4,703,367
Less: Accumulated Amortization	(288,510)

Total Mining Properties	$4,414,857

Amortization expense was $58,597 and $66,721 for the years ended December 31, 2007 and 2006.

NOTE 4 – INCOME TAXES

The Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109), which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable.  Under SFAS No. 109, income tax expense consists of taxes payable for the year and the changes during the year in deferred assets and liabilities.  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases and financial reporting bases of assets and  liabilities.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company has a net operating loss of approximately $6,200,000 in its United States corporation that is available to offset its future income tax liability.   No deferred tax asset has been recognized for the operating loss as it is more likely than not that all or a portion of the net operating loss will not be realized and any valuation allowance would reduce the benefit to zero.

The Company has nominal net operating profits in Mineras de DynaResource S.A. de C.V., and net operating losses in DynaResource de Mexico SA. de C.V., and DynaResource Operaciones de San Jose De Gracia S.A. de C.V.  The Company and its subsidiaries will be subject to Mexican corporate tax for any future net revenues.

NOTE 5 – INVENTORY

At December 31, 2007 there was no inventory.  The Company reported $0 in concentrate inventory at December 31, 2006, as all inventories were liquidated during the 2006 fiscal year.

DYNARESOURCE, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 6 – MATERIAL AGREEMENTS

Concessions and Interest related to the San Jose de Gracia Property:

•
In March 2000, The Company entered into agreements to complete the acquisition and consolidation of 100% of the San Jose de Gracia Property and related mining interests.  Pursuant to these agreements, the Mining Concessions and related interests comprising the San Jose de Gracia property were transferred to the Company.

•	In March 2005, the Company issued 115,000 common shares; received a cash payment of $15,000; and accepted a mutual release from the vending parties; to complete the acquisition agreements.

Financing/Sale of Stock:

On September 1, 2006 the Company signed a “Stock Purchase and Earn In Agreement” (“Earn In”) between:  DynaResource, Inc. (“DynaResource”) and DynaResource de Mexico S.A. de C.V. (“DynaMexico”), (“Seller”); and Goldgroup Resources, Inc., of Vancouver, British Columbia (“Goldgroup”), (“Buyer”), and Together, (“the Parties”).

The Earn In provides for the sale of up to fifty per cent (50%) of the total outstanding shares of DynaMexico, the wholly owned subsidiary of DynaResource, and the owner of the San Jose de Gracia District in northern Sinaloa Mexico (“SJG”);  in exchange for the total cash contributions to DynaMexico, and expenditures related to the development of the SJG, in the amount of $18,000,000 by Goldgroup; contributed in four (4) phases, as set forth below:

Phase	On or before	Amount of Funds to be deposited to DynaMexico (For SJG Expenditures)	Interest Earned (by Goldgroup in DynaMexico)	Cumulative Interest Earned (by Goldgroup in DynaMexico)
1.	June 15, 2007	$1,000,000	0%	0%
2.	March 15, 2008	$2,000,000	15%	15%
3.	September 15, 2009	$3,000,000	10%	25%
4.	March 15, 2011	$12,000,000	25%	50%

DYNARESOURCE, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 6 – (CONTINUED)

Pursuant to the Earn In Agreement:

•
DynaResource attached the “SJG Title Opinion”, compiled by Urias Romero Y Asociados, Abraham Urias, Mazatlan, Sinaloa, with attachments and schedules; describing the status and position of DynaMexico and affiliates in Mexico, and confirming the ownership and status of the Mining Concessions comprising the SJG District in Sinaloa, Mexico;

•	DynaResource attached its audited, consolidated financial statements at December 31, 2005;

•	The Parties agree to a revised setting of the Board of Directors of DynaMexico, to:

a.	Two (2) members of DynaResource; K.D. Diepholz, Chairman/CEO of DynaResource as President; and, Charles E. Smith; CFO of DynaResource;
b.	One (1) member of Goldgroup; Keith Piggott, CEO of Goldgroup.

•	A Management Committee was formed to approve budgets and expenditures pursuant to the Earn In. The setting of the Management Committee is:

a.	Two (2) members of Goldgroup; Keith Piggott, CEO of Goldgroup as Chairman; and, John Sutherland, CFO of Goldgroup;
b.	One (1) member of DynaResource; K.D. Diepholz, Chairman/CEO of DynaResource;
c.	Members of the Management Committee may be changed as subsequently agreed.

•	The Parties agree to cooperate to develop the SJG Property, in the best interests of the Project.

DYNARESOURCE, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 6 – (CONTINUED)

Phase 2 of Earn In Completed:

At December 31, 2007, the Company reports total deposits to DynaMexico by Goldgroup of $3,368,088; with total expenditures through DynaMexico, reported of $27,063,453 Mexican Pesos. In accordance with the Earn In Agreement described above, 15% of the outstanding shares of DynaMexico were transferred to Goldgroup in January, 2008.  Since the required funds under Phase 1 and 2 were contributed prior to year end 2007, the Goldgroup percentage of ownership of the subsidiary (DynaMexico) is shown as Minority Interest in the financial statements.  Activities related to the exploration and development of SJG are being conducted by DynaMexico, through contract to the operating subsidiary of DynaResource, Inc. in Mexico, Mineras de DynaResource SA de CV. (“MinerasDyna”); with the management of personnel being contracted by MinerasDyna through to the personnel management subsidiary, DynaResource Operaciones, SA de CV (“DynaOperaciones”).

NOTE 7 – RELATED PARTY TRANSACTIONS

In 2007, the Company paid $185,305 to Dynacap Group, Ltd. (an entity controlled by officers of the Company) for consulting and other fees.  In 2006, the Company paid $140,360 to Dynacap Group, Ltd. for consulting and other fees.

The Company issued 1,000 shares of Preferred Stock - Series A to its CEO.  The shares carry the right to elect a majority of the Board of Directors of the Corporation.

In addition, the Company has issued its stock to the following:

	2007	2006

Consultants	$109,587	$700,132

Totals	$109,587	$700,132

The above stock transactions were expensed as compensation in the financial statements.

DYNARESOURCE, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 8 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 10,000 preferred shares at a par value of $1.00 per share.  These shares have full voting rights.  In October 2007, the Company issued 1,000 shares of Preferred A shares to its CEO.  These shares have the right to elect a majority of the Board of Directors.  There were 1,000 and 0 shares outstanding at December 31, 2007 and 2006, respectively.

Common Stock

The Company is authorized to issue 12,500,000 common share stocks at a par value of $0.01 per share.  These shares have full voting rights.  At December 31, 2007, there were 8,276,824 shares outstanding.  At December 31, 2006, there were 7,875,000 shares outstanding.  As of December 31, 2007, the Company paid $129,822 dividends to its shareholders in the form of property.

Preferred Rights

The Company issued “Preferred Rights” and received $158,500 in 2003 and $626,250 in 2002, for the rights to percentages of revenues generated from the San Jose de Gracia Pilot Production Plant.  This has been reflected as “Preferred Rights” in stockholders’ equity.  As of December 31, 2004, $558,312 was repaid, leaving a balance of $226,188.  As of December 31, 2005, $186,188 has been repaid, leaving a balance of $40,000. At December 31, 2007 the balance remains at $40,000.

Stock Issuances

In 2007, the Company issued 299,386 common shares for cash to purchasers for $3.00 per share and issued 65,909 common shares for cash to purchasers for $3.75 per share.

Also in 2007, 36,529 common shares were issued for consulting services.

Treasury Stock

Treasury stock is accounted for by the cost method.  The Company may from time to time purchase and resell its own common stock.  Treasury stock activity is presented in the consolidated statement of stockholders’ equity.

DYNARESOURCE, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 8 – (CONTINUED)

Options and Warrants

There are 2,799,448 options outstanding at December 31, 2007.

1,074,583 options entitle the holder to purchase one share of the Company’s common stock at a price of $2.50 per share. On August 31, 2007 the expiration date was extended from November 15, 2007 to November 15, 2008.  No options were exercised or cancelled since issuance.

468,653 options entitle the holder to purchase one share of the Company’s common stock at a price of $3.75 per share. On August 31, 2007 the expiration date was extended from November 15, 2007 to November 15, 2009.  No options were exercised or cancelled since issuance.

240,917 Options entitle the holder to purchase one share of the Company’s common stock at a price of $5.00 per share. On August 31, 2007 the expiration date was extended from July 1, 2008 to November 15, 2009  No options were exercised or cancelled since issuance.

150,000 options entitle the holder to purchase one share of the Company’s common stock at a price of $2.50 per share. On August 31, 2007 the expiration date was extended from February 1, 2009 to November 15, 2009.  No options were exercised or cancelled since issuance.

500,000 options entitle the holder to purchase one share of the Company’s common stock at a price of $2.50 per share.  On August 31, 2007 the expiration date was extended from  February 1, 2009 to November 15, 2009.  No options were exercised or cancelled since issuance.

365,295 options entitle the holder to purchase one share of the Company’s common stock at a price of $5.00 per share.  The options expire  November 15, 2009. No options were exercised or cancelled since issuance.

NOTE 9 – EMPLOYEE BENEFIT PLANS

There is currently no qualified or non-qualified employee pension, profit sharing, stock option, or other plans authorized for any class of employees.

DYNARESOURCE, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 10 – EXTRAORDINARY ITEMS

In June 2006, the Company suspended mining and production activities at SJG.  As a result, the Company incurred severance expenses that were unusual and non-recurring. Severance expenses of $138,891 are carried in Extraordinary Items on the Consolidated Statement of Income.

In July 2006, the Company issued 261,583 common shares to “preferred rights holders”, and thereby canceling the preferred rights to production revenues.  The cancellation of the preferred rights resulted in an expense of $784,750 which is carried in Extraordinary Items on the Consolidated Statement of Income.

At December 31, 2007, there were no extraordinary items.

NOTE 11 – SUBSEQUENT EVENTS

In January 2008, the Company transferred 15% of the ownership of DynaMexico in exchange for $3,000,000 capital per the Earn In Agreement detailed in Note 6 above.  The $344,980 is reflected in the financial statements as “Minority Interest in Subsidiary” as if the 15% was transferred prior to December 31, 2007 since the funds were received by the Company in accordance with the Earn In Agreement prior to December 31, 2007.

NOTE 12 – RESTATEMENT

Subsequent to the issuance of the Company’s financial statements for the year ended December 31, 2007, it was determined that the 15% equity interest in DynaMexico by Goldgroup was not properly accounted for.    The Company has restated its financial statements as of December 31, 2007 to properly account for the minority interest.

As discussed in Note 1, the Company determined they had reentered the Exploration Stage as of December 31, 2006.   As a result, the Company has broken out their Accumulated Deficit to reflect the Accumulated Deficit Since Reentering the Exploration Stage, as required by SFAS 7.

DYNARESOURCE, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 12 – (CONTINUED)

The effect of the change is as follows:

Balance Sheet

	As Previously Stated	As Restated	Net Effect of Adjustments
Current Assets	$2,297,659	$2,297,659	$0
Fixed Assets	4,804,588	4,804,588	$0
Total Assets	$7,102,247	$7,102,247	$0

Current Liabilities	$40,165	$40,165	$0
Long-Term Liabilities	$0	$0	$0

Minority Interest	$3,000,000	$344,980	$(2,655,020)

Preferred Stock $ 1,000	$1,000	$1,000	$0
Common Stock	82,768	82,768	0
Preferred Rights	40,000	40,000	0
Additional Paid-In-Capital	13,219,661	15,874,681	2,655,020
Treasury Stock	(7,500)	(7,500)	0
Other Comprehensive Income	41,711	41,711	0
Accumulated Deficit	(9,315,558)	(6,002,516)	3,313,042
Accumulated Deficit since Reentering the Exploration Phase	0	(3,313,042)	(3,313,042)
Total Stockholders’ Equity	4,062,082	6,717,102	0

Total Liabilities and Stockholders’ Equity	$7,102,247	$7,102,247	$0

DYNARESOURCE, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 13 – NEW ACCOUNTING PRONOUCEMENTS

None of the following new pronouncements has current application to the Company, but will be implemented in the Company's future financial reporting when applicable.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements.  This statement indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. SFAS No. 157 defines fair value based upon an exit price model. Relative to SFAS No. 157, the FASB has issued FASB Staff Positions (FSP) 157-1 and 157-2. FSP 157-1 amends SFAS No. 157 to exclude SFAS No. 13, Accounting for Leases, and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-2 delays the effective date of SFAS No. 157 for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. We are required to adopt the recognition and disclosure provisions of SFAS No. 157 for financial assets and financial liabilities and for nonfinancial assets and nonfinancial liabilities that are remeasured at least annually as of the beginning of our fiscal year ended December 31, 2008.  The Company does not anticipate the implementation of SFAS No. 157 will have a material impact, if any, to the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an Amendment of FASB Statements No. 87, 88, 106 and 132(R). SFAS No. 158 requires an employer to recognize in its balance sheet an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year, and recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes are to be reported in comprehensive income and as a separate component of shareholders’ equity. SFAS No. 158 does not change the amount of net periodic benefit cost included in net earnings.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure

DYNARESOURCE, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 13 – (CONTINUED)

many financial instruments and certain other items at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. At the adoption date, unrealized gains and losses on existing items for which fair value has been elected are reported as a cumulative adjustment in retained earnings. Subsequent to adopting SFAS No. 159, changes in fair value are recognized in earnings. We are required to adopt SFAS No. 159 as of the beginning of our fiscal year ended December 31, 2008. We do not expect that SFAS No. 159 will have an impact on our financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, which replaces SFAS No. 141, Business Combinations. SFAS No. 141(R) retains the underlying concepts of SFAS No. 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but SFAS No. 141(R) changed the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. SFAS No. 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. SFAS No. 141(R) amends SFAS No. 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of SFAS No. 141(R) would also apply the provisions of SFAS No. 141(R). Early adoption is not permitted.  We are currently evaluating the effects, if any, that SFAS No. 141(R) may have on our financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, with earlier adoption prohibited. This statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate

DYNARESOURCE, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 13 – (CONTINUED)

from the parent’s equity. The amount of net earnings attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. The statement also amends certain of ARB No. 51’s consolidation procedures for consistency with the requirements of SFAS No. 141(R). This statement also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest.  We are currently evaluating SFAS No. 160 and anticipate that it will not have a significant impact on the reporting of our results of operations.

DYNARESOURCE, INC.
(An Exploration Stage Company)
 Consolidated Balance Sheets
 September 30, 2008 and December 31, 2007

	Sept 30, 2008 (Unaudited)	Dec 31, 2007 (Audited)
ASSETS
Current Assets
Cash and Cash Equivalents	$1,850,159	$2,060,665
Accounts Receivable (Net of Allowance of $0 and $0)	0	13,079
Foreign Tax Receivable	232,049	151,852
Other Current Assets	189,864	72,063
Total Current Assets	2,272,072	2,297,659

Fixed Assets:
Mining Camp Equipment and Fixtures (Net of Accumulated Depreciation of $345,301 and $325,507)	354,306	389,731
Mining Properties (Net of Accumulated Amortization of $378,510 and $288,510)	4,376,832	4,414,857
Total Fixed Assets	4,731,138	4,804,588

Deposits	5,790	0
TOTAL ASSETS	$7,009,000	$7,102,247

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$0	$0
Accrued Expenses	68,455	40,165
Total Liabilities	68,455	40,165

Minority Interest	(321,933)	344,980
Shareholders’ Equity:
Preferred stock, $1.00 par value, 10,000 shares authorized, 1,000 and 1,000 shares issued and outstanding	1,000	1,000
Common stock, $.01 par value, 12,500,000 shares authorized, 8,508,127 and 8,276,824 shares issued and outstanding respectively	85,081	82,768
Preferred Rights	40,000	40,000
Additional Paid In Capital	20,611,514	15,874,681
Treasury Stock	(7,500)	(7,500)
Other Comprehensive Income	(75,833)	41,711
Accumulated Deficit	(6,002,516)	(6,002,516)
Accumulated Deficit Since Reentering the Development Stage	(7,389,268)	(3,313,042)
Total Shareholders’ Equity	7,261,478	6,717,102
TOTAL LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY	$7,009,000	$7,102,247

See accompanying summary of accounting policies and notes to financial statements.

DYNARESOURCE, INC.
(An Exploration Stage Company)
Consolidated Statement of Operations
For the Three and Nine Months Ended September 30, 2008 and 2007
And Cumulative Since Reentering the Development Stage (January 1, 2007)
(Unaudited)

							Cumulative
							Since Reentering
							Development
	Three Months Ended		Nine Months Ended				Stage
	Sept 30, 2008	Sept 30, 2007	Sept 30, 2008		Sept 30, 2007		(Jan 1, 2007)

REVENUES	$0	$0		$0		$0	$0
COST OF REVENUE (exclusive of depreciation and amortization shown separately below)
Exploration Costs	1,633,167	280,312		3,761,004		1,081,469	5,858,382
GROSS MARGIN	(1,633,167)	(280,312)		(3,761,004)		(1,081,469)	(5,858,382)

OPERATING EXPENSES:
Depreciation and Amortization	36,598	4,671		109,794		14,012	256,185
General and Administrative	505,901	169,079		962,801		484,508	1,939,313
TOTAL OPERATING EXPENSES	542,499	173,750		1,072,595		498,520	2,195,498

NET OPERATING (LOSS)	(2,175,666)	(454,062)		(4,833,599)		(1,579,989)	(8,053,880)

OTHER INCOME
Portfolio Income	515	873		1,260		5,303	7,887
Other Income	28	0		2,282		0	2,282
TOTAL OTHER INCOME	543	873		3,542		5,303	10,169

NET INCOME (LOSS) BEFORE MINORITY INTEREST AND TAXES	(2,175,123)	(453,189)		(4,830,057)		(1,574,686)	(8,043,711)

Provision for Income Tax Benefit	0	0		0		0	38,259
Minority (Earnings) Loss in Subsidiary	347,103	0		666,913		0	666,913

NET LOSS	$(1,828,020)	$(453,189)		$(4,163,144)		$(1,574,686)	$(7,338,539)

Other Comprehensive Income:
Currency Translation Gain (Loss)	(237,547)	545,768		86,921		411,150	79,096

COMPREHENSIVE LOSS	$(2,065,567)	$92,579		$(4,076,223)		$(1,163,536)	$(7,259,443)

Earnings (Loss) per share, Basic	$(0.25)	$(0.12)	$	(0.49)	$	(0.15)
Weighted Shares Outstanding, Basic	8,388,079	7,875,000		8,279,709		7,875,000

Earnings (Loss) per share, Diluted	$(0.21)	$(0.12)	$	(0.41)	$	(0.15)
Weighted Shares Outstanding, Diluted	9,908,886	7,875,000		9,967,427		7,875,000

See accompanying summary of accounting policies and notes to financial statements.

DYNARESOURCE, INC.
(An Exploration Stage Company)
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2008 and 2007
And Cumulative Since Reentering the Development Stage (January 1, 2007)
 (Unaudited)

	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Cumulative Since Reentering Development Stage (Jan 1, 2007)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,163,144)	$(1,574,686)	$(7,338,539)
Adjustments to reconcile net deficit to cash used by operating activities:
Issuance of common stock for services	181,658	0	291,245
Issuance of preferred stock for services	0	0	1,000
Depreciation and amortization	109,794	14,012	256,185
Minority interest	(666,913)	0	(666,913)
Change in assets and liabilities:
Decrease in accounts receivable	13,079	199,143	199,143
(Increase) in foreign tax receivable	(80,197)	(39,815)	(182,845)
(Increase) in other current assets	(117,801)	(85,197)	(112,773)
Increase in deposits	(5,789)	0	(5,789)
(Decrease)/ increase in accrued expenses	28,290	(43,057)	(77,085)
(Decrease) in deferred tax liability	0	(38,259)	(38,259)
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES	(4,701,023)	(1,567,859)	(7,674,630)

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of fixed assets	(36,347)	(48,527)	(118,479)
CASH FLOWS USED IN INVESTING ACTIVITIES	(36,347)	(48,527)	(118,479)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from DynaMexico Earn In	4,050,000	1,047,992	7,093,004
Proceeds from sale of common stock	517,488	223,975	1,662,802
Repurchase of common stock options	(10,000)	0	(10,000)
Other comprehensive income (loss)	(117,545)	96,249	5,026
Purchase of treasury stock	0	(7,500)	(7,500)
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	4,439,943	1,360,716	8,743,332
Effect of exchange rate on cash	86,921	411,150	79,096
NET INCREASE (DECREASE) IN CASH	(210,506)	155,480	1,029,319

Cash, beginning of period	2,060,665	820,840	820,840
Cash, end of period	$1,850,159	$976,320	$1,850,159

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$0	$0	$0
Income taxes paid	$0	$0	$0
Non-cash dividend of property	$0	$0	$129,822

See accompanying summary of accounting policies and notes to financial statements.

DYNARESOURCE, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
September 30, 2008

NOTE 1 – NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities, History and Organization:

DynaResource, Inc. (The “Company”) was organized September 28, 1937, as a California corporation under the name of West Coast Mines, Inc.  In 1998, the Company re-domiciled to Delaware and changed its name to DynaResource, Inc.  The Company is in the business of acquiring, investing in, and developing precious metal properties, and the production of precious metals.

In 2000, the Company formed a wholly owned subsidiary, DynaResource de Mexico S.A. de C.V. chartered in Mexico (“DynaMexico”).  This Company was formed to acquire, invest in and develop resource properties in Mexico.  In 2005, the Company formed DynaResource Operaciones de San Jose De Gracia S.A. de C.V. (“DynaOperaciones”) and acquired effective control of Mineras de DynaResource S.A. de C.V. (formerly Minera Finesterre, S.A. de C.V.) (“MinerasDyna”).   The Company owns 25% of Mineras and acquired effective control of Mineras by acquiring the option to purchase the remaining 75% of the Shares of Mineras for seventy five pesos (approximately $7.00 in United States Dollars), as of December 31, 2007.   The Agreement also provided that the other shareholders of MinerasDyna relinquish and forfeit any and all rights, interests and claims in and to the Corporation and in or to any of the rights or assets owned or controlled by the Corporation.  The Option expires at January 6, 2010.   The results of Mineras are consolidated with those of the Company in the Company’s Financial Statements.

In January 2008, the Company transferred 15% of the ownership of DynaMexico to Goldgroup Resources Inc., in exchange for $3,000,000 Cash contribution and exploration expenditures at SJG, and in August 2008, the Company transferred an additional 10% of the ownership of DynaMexico to Goldgroup Resources Inc., in exchange for an additional $3,000,000 Cash and exploration expenditures at SJG (See Note 6 below).    Through September 30, 2008, Goldgroup has contributed $ 7,093,004 to DynaMexico, and it currently owns 25% of DynaMexico.

The Company produced approximately $7,000,000 in revenues from production activities during the years ended December 31, 2003 through December 31, 2006, and suspended this activity voluntarily in June, 2006 to concentrate its efforts on financing and exploration activities. In accordance with that decision, as of January 1, 2007, the Company re-entered the Exploration Stage and has presented its cumulative results since reentering the Exploration Stage, in accordance with Statement of Financial Accounting Standard (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises”.  The company will continue this presentation until it again reports revenues from operations.

Unaudited Interim Financial Statements:

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States and applicable Securities and Exchange Commission (“SEC”) regulations for interim financial information. These financial statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary to present fairly the balance sheets, statements of operations and statements of cash flows for the periods presented in accordance with accounting principles generally accepted in the United States. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to SEC rules and regulations. It is presumed that users of this interim financial information have read or have access to the audited financial statements and footnote disclosure for the preceding fiscal year contained in the Company’s Form 10 that was effective on July 15, 2008.   Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

Significant Accounting Policies:

The Company’s management selects accounting principles generally accepted in the United States of America and adopts methods for their application.  The application of accounting principles requires the estimating, matching and timing of revenue and expense. It is also necessary for management to determine, measure and allocate resources and obligations within the financial process according to those principles.  The accounting policies used conform to generally accepted accounting principles which have been consistently applied in the preparation of these financial statements.

The financial statements and notes are representations of the Company’s management which is responsible for their integrity and objectivity. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  The Company's system of internal  accounting control is designed to assure, among other items, that  1) recorded  transactions  are valid;  2) valid  transactions  are recorded;  and  3) transactions  are  recorded in the proper  period in a timely  manner to produce financial  statements which present fairly the financial  condition,  results of operations  and cash  flows of the Company for the  respective  periods  being presented.

Management believes that all adjustments necessary for a fair statement of the results of the three month and nine month periods ending September 30, 2008 and September 30, 2007 have been made.

Basis of Presentation:

The Company prepares its Financial Statements on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States.

Principles of Consolidation:

The financial statements include the accounts of DynaResource, Inc. as well as DynaResource de Mexico, S.A. de C.V., DynaResource Operaciones S.A. de C.V. and Mineras de DynaResource S.A. de C.V.  All significant inter-company transactions have been eliminated.     All amounts are presented in U.S. Dollars unless otherwise stated.

The subsidiary’s functional currency is the U.S. dollar. As a result, the financial statements of the subsidiary have been re-measured from Mexican pesos into U.S. dollars using (i) current exchange rates for monetary asset and liability accounts, (ii) historical exchange rates for nonmonetary asset and liability accounts, (iii) historical exchange rates for revenues and expenses associated with nonmonetary assets and liabilities and (iv) the weighted average exchange rate of the reporting period for all other revenues and expenses. In addition, foreign currency transaction gains and losses resulting from U.S. dollar denominated transactions are eliminated. The resulting re-measured gain or loss is recorded in other comprehensive (loss) income.

The financial statements of the subsidiary should not be construed as representations that Mexican pesos have been, could have been or may in the future be converted into U.S. dollars at such rates or any other rates.

Relevant exchange rates used in the preparation of the financial statements for the subsidiary are as follows for the six months ended September 30, 2008 (Mexican pesos per one U.S. dollar):

	September 30, 2008
Current exchange rate	Pesos.	10.97
Weighted average exchange rate for the nine months ended	Pesos.	10.51

Cash and Cash Equivalents:

The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.  At times, cash balances may be in excess of the FDIC insurance limits.  The carrying amount approximates fair market value.

Accounts Receivable and Allowance for Doubtful Accounts:

The allowance reserve for accounts receivable is recorded when receivables are considered to be doubtful of collection.  No allowance has been established as all receivables were deemed to be fully collectible.

Inventory:

As the Company suspended its production activities in 2006, there is no inventory as of September 30, 2008 and as of December 31, 2007.

Fixed Assets:

Fixed assets are carried at cost.  Depreciation is provided over each asset’s estimated useful life.  Upon retirement and disposal, the asset cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of the net income.  Expenditures for geological and engineering studies, maintenance and claim renewals are charged to expense when incurred.  Additions and significant improvements are capitalized and depreciated.

Mining Properties:

The Company is an ‘Exploration Stage’ company as defined in “SEC Industry Guide 7”.  Mining properties consist of 34 concessions at the San Jose de Gracia property the basis of which are deferred until the properties are brought into production, at which time they will be amortized on the unit of production method based on estimated recoverable reserves.  If it is determined that the deferred costs related to a property are not recoverable over its productive life, those costs will be written down to fair value as a charge to operations in the period in which the determination is made. The amounts at which mineral properties and the related deferred costs are recorded do not necessarily reflect present or future values.

The recoverability of the book value of each property will be assessed annually for indicators of impairment such as adverse changes to any of the following:

estimated recoverable ounces of gold, silver or other precious minerals;
estimated future commodity prices;
estimated expected future operating costs, capital expenditures and reclamation expenditures;

A write-down to fair value will be recorded when the expected future cash flow is less than the net book value of the property or when events or changes in the property indicate that carrying amounts are not recoverable.  This analysis will be completed as needed, and at least annually.  As of the date of this filing no events have occurred that would require write-down of any assets.

Exploration, development, direct field costs and administrative costs are expensed in the period incurred.

The carrying amounts of the mining concessions are reviewed at each calendar year end to determine whether there is any indication of impairment. If such indication of impairment exists, the asset’s recoverable amount will be reduced to its estimated fair value.  As of December 31, 2007 no indications of impairment existed.

Use of Estimates:

In order to prepare financial statements in conformity with accounting principles generally accepted in the United States, management must make estimates, judgments and assumptions that affect the amounts reported in the Financial Statements and determines whether contingent assets and liabilities, if any, are disclosed in the financial statements.  The ultimate resolution of issues requiring these estimates and assumptions could differ significantly from resolution currently anticipated by management and on which the financial statements are based.

Revenue Recognition:

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery or service has occurred, the sale price is fixed or determinable and receipt of payment is probable.

Revenues earned from the sale of precious metal concentrates are recognized as the title to the material is passed to the buyer upon delivery.

Earnings (Loss) per Common Share:

Earnings (loss) attributable to common stock is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year.     Diluted loss per share is computed using the weighted average number of shares and dilutive potential common shares outstanding.

Comprehensive Income:

SFAS No. 130 “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements.    The Company’s comprehensive income consists of net income and other comprehensive income (loss), consisting of unrealized net gains and losses on the translation of the assets and liabilities of its foreign operations.

Recently Issued Accounting Pronouncements:

The Company  does  not expect  the  adoption  of  recently  issued  accounting pronouncements  to have a significant  impact on the Company’s  results of  operations, financial position or cash flow.  See Note 10 for a discussion of new accounting pronouncements.

Fair Value of Financial Instruments:

In accordance with the reporting requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as Financial Instruments under this statement and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments.  At September 30, 2008, the Company did not have any financial instruments other than cash and cash equivalents.

NOTE 2 – FIXED ASSETS

Fixed assets are stated at cost and consist of the following at September 30, 2008:

Mining camp equipment and fixtures	$454,563
Transportation equipment	139,453
Lab equipment	14,306
Machinery and equipment	33,211
Office furniture and fixtures	22,376
Office equipment	3,448
Computer equipment	32,250
Sub-total	$699,607
Less: Accumulated depreciation	(345,301)
Total	$354,306

Depreciation has been provided over each asset’s estimated useful life.  Depreciation expense was $19,794 and $14,012 for the nine months ended September 30, 2008 and 2007 respectively,

NOTE 3 – MINING PROPERTIES

Mining properties are carried at the lower of cost or market value and consist of the following at September 30, 2008:

San Jose de Gracia:
Mining concessions	$4,754,648
Less: Accumulated amortization	(378,510)
Total	$4,376,138

Amortization expense was $90,000 and $0  for the nine months ended September 30, 2008 and 2007, respectively.

NOTE 4 – INCOME TAXES

During the year ended December 31, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), which supplements SFAS No. 109, “Accounting for Income Taxes”, by defining the confidence level that a tax position must meet in order to be recognized in the financial statements.   The Interpretation requires that the tax effects of a position be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date.  The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position.  If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the tax position are to be recognized.  Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit.  With the adoption of FIN 48, companies are required to adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained.  Any necessary adjustment would be recorded directly to retained earnings and reported as a change in accounting principle.

The Company did not provide any current or deferred U.S. federal income tax provision or benefit for any of the periods presented, as the Company has experienced operating losses since reentering the development stage.   The Company provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carry forwards, because management has determined that it is more-likely-than-not that the Company will not earn income sufficient to realize the deferred tax assets during the carry forward period.

The components of the Company’s deferred tax asset as of September 30, 2008 are as follows:

September 30, 2008

Net operating loss carry forward	$4,553,206
Valuation allowance	(4,553,206)
Net deferred tax asset	$0

A reconciliation of the statutory income tax rates and the effective rate is as follows:

September 30, 2008

Tax at statutory rate (blended U.S. and Mexico)	34%
Valuation allowance	(34%)
Effective rate	-

Upon adoption of FIN 48, the Company had no gross unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods.  The Company has not accrued any additional interest or penalties as a result of the adoption of FIN 48.

The Company has nominal net operating profits in DynaResource de Mexico SA. de CV., Mineras de DynaResource SA de CV., and DynaResource Operaciones de San Jose De Gracia SA. de CV. and will be subject to Mexican corporate tax for any future net revenues.

NOTE 5 – MATERIAL AGREEMENTS

Concessions and Interest related to the San Jose de Gracia Property:

In March 2000, The Company entered into agreements to complete the acquisition and consolidation of 100% of the San Jose de Gracia Property and related mining interests.  Pursuant to these agreements, the Mining Concessions and related interests comprising the San Jose de Gracia property were transferred to the Company.

In March 2005, the Company issued 115,000 common shares; received a cash payment of $15,000; and accepted a mutual release from the vending parties; to complete the acquisition agreements.

Financing/Sale of Stock:

On September 1, 2006 the Company signed an “Earn In / Option Agreement” (“Earn In”) between:  DynaResource, Inc. (“DynaResource”) and DynaResource de Mexico S.A. de C.V. (“DynaMexico”), (“Seller”); and Goldgroup Resources, Inc., of Vancouver, British Columbia (“Goldgroup”), (“Buyer”), and Together, (“the Parties”).

The Earn In provides for the sale of up to fifty percent (50%) of the total outstanding shares of DynaMexico, the wholly owned subsidiary of DynaResource, and the owner of the San Jose de Gracia District in northern Sinaloa Mexico (“SJG”);  in exchange for the total cash contributions to DynaMexico, and expenditures related to the exploration and development of the SJG, in the amount of $18,000,000 by Goldgroup; contributed in four (4) phases, as set forth below:

Phase	On or before	Amount of Funds to be deposited to DynaMexico (For SJG Expenditures)	Interest Earned (by Goldgroup in DynaMexico)	Cumulative Interest Earned (by Goldgroup in DynaMexico)
1.	June 15, 2007	$1,000,000	0%	0%
2.	March 15, 2008	$2,000,000	15%	15%
3.	September 15, 2009	$3,000,000	10%	25%
4.	March 15, 2011	$12,000,000	25%	50%

Pursuant to the Earn In Agreement:

DynaResource attached the “SJG Title Opinion”, compiled by Urias Romero Y Asociados, Abraham Urias, Mazatlan, Sinaloa, with attachments and schedules; describing the status and position of DynaMexico and affiliates in Mexico, and confirming the ownership and status of the Mining Concessions comprising the SJG District in Sinaloa, Mexico;

DynaResource attached its audited, consolidated financial statements at December 31, 2005;

The Parties agreed to a revised setting of the Board of Directors of DynaMexico, to:

a.	Two (2) Members of DynaResource; K.D. Diepholz, Chairman/CEO of DynaResource as President; and, Charles E. Smith; CFO of DynaResource;

b.	One (1) Member of Goldgroup; Keith Piggott, CEO of Goldgroup.

A Management Committee was formed to approve budgets and expenditures made pursuant to the Earn In.  The setting of the Management Committee is:

a.	Two (2) Members of Goldgroup; Keith Piggott, and John Sutherland, CFO;

b.	One (1) Member of DynaResource; K.D. Diepholz;

Also, The Parties agreed to cooperate to develop the SJG Property, in the best interests of the SJG Project.

Operations through Subsidiaries:

Activities related to the exploration and development of SJG are being conducted by MinerasDyna as the Exclusive Operator of the SJG Project; through contract from DynaMexico, the 100 % owner of the SJG Property; with the management of personnel being contracted by MinerasDyna through to the personnel management subsidiary, DynaOperaciones.

Phase 2 and Phase 3 of  Earn In Completed:

On December 28, 2007 Goldgroup completed Phase II of the Earn In Agreement, through the contributions of Capital of $3,368,088 to DynaMexico and the expenditures related to the exploration of SJG of 27,063,453 pesos, with the remainder held in cash in DynaMexico.  In January 2008, 15% of the Shares of DynaMexico were transferred to Goldgroup.

At June 30, 2008, the Company reports total deposits to DynaMexico by Goldgroup in excess of $ 5,500,000. USD; with total expenditures through DynaMexico of $ 51,220,979.87 pesos.

On July 16, 2008, the Goldgroup completed Phase III of the Earn In Agreement through total contributions of capital under the Earn In Agreement of $6,118,009 with total expenditures related to the exploration of SJG of $57,252,898 pesos, with the remainder held in cash in DynaMexico.  In August 2008, an additional 10% of the Shares of DynaMexico were transferred to Goldgroup, so that Goldgroup now owns 25% of DynaMexico.

Continuing with Phase III exploration activities, at September 30, 2008 the Company reported total deposits to DynaMexico by Goldgroup in excess of $ 7,400,000 USD, with total expenditures through DynaMexico of 69,507,475.43 pesos.

Memorandum of Understanding, (“MOU”):

In order to clarify and confirm the operating structure at SJG, DynaResource, Inc., DynaResource de Mexico, and Goldgroup Resources Inc. (the Parties to the Earn In / Option Agreement); and together,  “the Parties”) entered into a “Memorandum of Understanding” (the “MOU”), dated July 29, 2008.  The MOU provides for:

•	Mineras de DynaResource (“MinerasDyna”) as the exclusive operating entity at SJG, pursuant to the operating agreement with DynaResource de Mexico (“DynaMexico’);

•	DynaMexico owns the SJG 100%, and all Records, Data and information pursuant thereto. Any information disseminated regarding SJG must be disclosed as originating from DynaMexico;

•	The SJG Management Committee is not a legal entity and has no authority or ability to sign contracts or incur obligations or liabilities to DynaMexico, MinerasDyna, or DynaOperaciones;

•	The SJG Management Committee does not have the authority to act for or represent DynaMexico, MinerasDyna, DynaOperaciones, or the SJG Property;

•	All personnel or consultants related to the SJG Project must be employed or contracted through MinerasDyna or DynaOperaciones and must be accountable to the employing / contracting entity;

NOTE 6 – RELATED PARTY TRANSACTIONS

In the nine months ended September 30, 2008 and 2007, the Company paid $121,531 and $85,497 respectively to Dynacap Group, Ltd. (an entity controlled by officers of the Company) for consulting and other fees.

NOTE 7 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 10,000 Series “A” Preferred Shares at a par value of $1.00 per share.  These shares have full voting rights.  In October 2007, the Company issued 1,000 shares of Preferred A shares to its CEO, K.D. Diepholz.  These Series A Preferred Shares retain the right to elect a majority of the Board of Directors.  There were 1,000 and 0 Series A Preferred Shares outstanding at December 31, 2007 and 2006, respectively.

Common Stock

The Company is authorized to issue 12,500,000 common shares at a par value of $0.01 per share.  These shares have full voting rights.  At September 30, 2008, there were 8,508,127 shares outstanding.  At December 31, 2007, there were 8,276,824  shares outstanding.    As of December 31, 2007, the Company had not paid any cash dividends; but in September 2007 made a non-cash dividend of property totaling $129,822.

Preferred Rights

The Company issued “Preferred Rights” and received $158,500 in 2003 and $626,250 in 2002, for the rights to percentages of revenues generated from the San Jose de Gracia Pilot Production Plant.  This has been reflected as “Preferred Rights” in stockholders’ equity.  As of December 31, 2004, $558,312 was repaid, leaving a balance of $226,188.  As of December 31, 2005, $186,188 has been repaid, leaving a balance of $40,000. At December 31, 2007 the balance remains at $ 40,000.

Treasury Stock

Treasury stock is accounted for by the cost method.  The Company may from time to time purchase and resell its own common stock.  Treasury stock activity is presented in the consolidated statement of stockholders’ equity.

Options and Warrants

There are 2,664,094 options outstanding at September 30, 2008.

929,348 options entitle the holder to purchase one share of the Company’s common stock at a price of $2.50 per share. On August 31, 2007 the expiration date was extended from November 15, 2007 to November 15, 2008.  145,235 options have been exercised since issuance.

456,654  options entitle the holder to purchase one share of the Company’s common stock at a price of $3.75 per share. On August 31, 2007 the expiration date was extended from November 15, 2007 to November 15, 2009.  12,000  options have been exercised since issuance.

240,917 Options entitle the holder to purchase one share of the Company’s common stock at a price of $5.00 per share. On August 31, 2007 the expiration date was extended from July 1, 2008 to November 15, 2009.  No options were exercised or cancelled since issuance.

150,000 options entitle the holder to purchase one share of the Company’s common stock at a price of $2.50 per share. On August 31, 2007 the expiration date was extended from February 1, 2009 to November 15, 2009.  No options were exercised or cancelled since issuance.

500,000 options entitle the holder to purchase one share of the Company’s common stock at a price of $2.50 per share.  On August 31, 2007 the expiration date was extended from  February 1, 2009 to November 15, 2009.  No options were exercised or cancelled since issuance.

365,295 options entitle the holder to purchase one share of the Company’s common stock at a price of $5.00 per share.  The options expire November 15, 2009. No options were exercised or cancelled since issuance.

21,880 options entitle the holder to purchase one share of the Company’s common stock at a price of $10.00 per share and expire November 15, 2009.   No options were exercised or cancelled since issuance.

NOTE 8 – EMPLOYEE BENEFIT PLANS

There is currently no qualified or non-qualified employee pension, profit sharing, stock option, or other plans authorized for any class of employees.

NOTE 9 – COMMITMENTS AND CONTINGENGIES

Three additional Mining Concessions in Mexico were applied for, and at the time that Title of these Concessions are completed to DynaMexico, would extend the SJG District by approximately 95,000 Hectares.

NOTE 10 - RECENTLY ADOPTED ACCOUNTING PROUNCEMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for consistently measuring fair value under GAAP and expands disclosures about fair value measurements. SFAS No. 157 became effective for the Company on January 1, 2008. SFAS No. 157 establishes a hierarchy in order to segregate fair value measurements using quoted prices in active markets for identical assets or liabilities, significant other observable inputs and significant unobservable inputs. For assets and liabilities that are measured at fair value on a recurring basis, SFAS No. 157 requires disclosure of information that enables users of financial statements to assess the inputs used to determine fair value based on the aforementioned hierarchy. See Note 11 for further information regarding our assets and liabilities that are measured at fair value on a recurring basis.

In February 2008, the FASB issued FASB Staff Position (“FSP”) 157-2 “Partial Deferral of the Effective Date of Statement 157”.  FSP 157-2 delays the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company has adopted SFAS No. 157 as of January 1, 2008 related to financial assets and financial liabilities. Refer to Note 11 for additional discussion on fair value measurements. The Company is currently evaluating the impact of SFAS No. 157 related to nonfinancial assets and nonfinancial liabilities on the Company’s financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 was effective for the Company on January 1, 2008. However, the Company has not elected to apply the provisions of SFAS No. 159 to any of our financial assets and financial liabilities, as permitted by the Statement.

NOTE 11 – ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”) which replaces SFAS No. 141, Business Combinations, and requires the acquirer of a business to recognize and measure the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at fair value. SFAS No. 141(R) also requires transaction costs related to the business combination to be expensed as incurred. SFAS No. 141(R) is effective for business combinations for which the acquisition date is on or after fiscal years beginning after December 15, 2008. Management does not believe that adoption of this statement will have a material impact on the Company’s consolidated financial position or results of operations.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements (“SFAS No. 160”). This Statement amends ARB No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the effect that the adoption of SFAS No. 160 will have on our consolidated financial position, results of operations and cash flows.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Management is currently evaluating the effect of this pronouncement on financial statements.

In June 2008, the Securities and Exchange Commission announced that it has approved a one-year extension of the compliance data for smaller public companies to meet the section 404(b) auditor attestation requirement of the Sarbanes-Oxley Act.  With the extension, small companies will now be required to provide the attestation reports in their annual reports for the fiscal years ending on or after December 15, 2009.

NOTE 12 – FAIR VALUE OF FINANCIAL INSTRUMENTS

In September 2006, the FASB issued SFAS 157, Fair Value Measurement. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 was effective for our financial assets and liabilities on January 1, 2008. The FASB delayed the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008.

SFAS 157’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. The Standard classifies these inputs into the following hierarchy:

Level 1 Inputs – Quoted prices for identical instruments in active markets.

Level 2 Inputs – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs – Instruments with primarily unobservable value drivers.

As of September 30, 2008, the Company had no financial instruments with Level 1, Level 2 or Level 3 Inputs.